Exhibit 10.1

LICENSE AGREEMENT

by and between

TITAN PHARMACEUTICALS, INC.

and

BRAEBURN PHARMACEUTICALS SPRL

dated

December 14, 2012

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

THIS LICENSE AGREEMENT (the “Agreement”) is made as of December 14, 2012 (the “Effective Date”), by and between TITAN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080-1921, United States (“Titan”), and BRAEBURN PHARMACEUTICALS SPRL, a limited liability company organized and existing under the laws of Belgium and having its principal office at Jipfa Building, 3rd Floor, 142 Main Street, Tortola, British Virgin Islands ( “Braeburn”).

RECITALS

WHEREAS, Titan owns or Controls the Titan Intellectual Property (each as defined herein);

WHEREAS, Braeburn is interested in commercializing Product in the Territory (each as defined herein) and obtaining from Titan an exclusive license under the Titan Intellectual Property therefor, and Titan is willing to grant such license to Braeburn, all on the terms and conditions of this Agreement;

WHEREAS, Braeburn desires to manage, with assistance from Titan, the development of the Product for use in the Initial Indication and Subsequent Indications (each as defined herein), subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing statements and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Titan and Braeburn hereby agree as follows:

1.	Definitions

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2 “Adverse Experience” or “AE(s)” means adverse drug experiences, as defined by 21 CFR Section 314.80.

1.3 “Affiliate” of a Party means (i) any corporation or business entity of which at least fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (iii) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (ii) controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (iv) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.4 “Agreement Term” has the meaning set forth in Section 12.1.

1.5 “Braeburn” has the meaning set forth in the Preamble.

1.6 “Braeburn Indemnified Parties” has the meaning set forth in Section 13.1(a).

1.7 “Braeburn Inventions” has the meaning set forth in Section 8.1.

1.8 “Braeburn Sales Force” means the professional fully trained sales force retained by Braeburn to support its obligations under this Agreement.

1.9 “Applicator” means the device used for the insertion of Product in a human body as set forth in the Product NDA.

1.10 “Audit Disagreement” has the meaning set forth in Section 6.6(a)(ii).

1.11 “Breaching Party” has the meaning set forth in Section 12.2(a)(i).

1.12 “Business Day” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.13 “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.14 “Calendar Year” means for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2012, and for each Calendar Year thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.15 “CFR” means the United States Code of Federal Regulations, as the same shall be in effect from time to time.

1.16 “Commercialization Plan” means the plan relating to the Promotion and sale of Product for the Initial Indication and, as applicable, each Subsequent Indication, which shall set forth in reasonable detail at least the following: (a) activities and estimated timelines relating to the Launch of Product in the Territory, including a description of the educational, marketing, commercialization and other Promotion activities and materials related to the Product (including a summary of sales efforts to be dedicated to the Promotion of the Product, including the anticipated number of representatives constituting the Braeburn Sales Force and the anticipated number of details and targets of such details); (b) a budget estimating costs to be incurred in performing such activities, in the aggregate, by Calendar Quarter and by Calendar Year; and (c) sales forecasts for the first three (3) Calendar Years commencing in the Calendar Year in which Launch is projected to occur, including forecasted Permitted Deductions. For the avoidance of doubt, the Parties acknowledge and agree that Braeburn’s failure to achieve any sales forecast provided pursuant to subsection (c) above shall not in any way constitute a breach of this Agreement.

1.17 “Commercially Reasonable Efforts” means, with respect to (a) Braeburn, that degree of skill, effort, expertise, and resources normally used (including the promptness in which such efforts and resources would be applied) consistent with standards generally accepted in the pharmaceutical industry, including with respect to the diligent development, manufacture and commercialization of pharmaceutical products of similar market and profit potential at a similar stage in development or product life as the Product and (b) Titan, that degree of skill, effort, expertise, and resources normally used (including the promptness in which such efforts and resources would be applied) consistent with standards generally accepted in the pharmaceutical industry.

1.18 “Competing Product” means any pharmaceutical product approved by the FDA for use as a subdermal delivery of buprenorphine, for the treatment of opioid dependence or chronic pain, for a period of three (3) months or longer following a single treatment procedure, other than (a) a Product introduced in the Territory in accordance with the terms of this Agreement or (b) a product introduced in the Territory by Braeburn or any Affiliate or sublicensee of Braeburn.

1.19 “Competition” shall be deemed to exist, on a country-by-country basis, if, after the introduction of a Competing Product in such country, the aggregate Net Sales in such country in any two (2) consecutive Calendar Quarters is at least *** percent (***%) less than aggregate Net Sales in the two (2) consecutive Calendar Quarters completed immediately prior to such introduction.

1.20 “Compound” means the chemical compound known as buprenorphine whose specific chemical name is buprenorphine HCl ((2S)-2-[17-Cyclopropylmethyl-4,5α-epoxy-3-hydroxy-6-methoxy-6α,14-ethano-14α-morphinan-7α-yl]-3,3-dimethylbutan-2-ol hydrochloride)] and any related analogues, homologues, derivative and other pharmaceutically active salts.

1.21 “Control” means, with respect to any material, information, or intellectual property right, that a Party (i) owns or (ii) has a license to, and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.22 “Controlled Substances Act” means the Controlled Substances Act of 1970, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

*** This portion of the agreement has been intentionally omitted and has been filed separately with the U.S. Securities and Exchange Commission and confidential treatment of such portion has been requested pursuant to 5 U.S.C. §552(b)(4); 17 C.F.R. §200.80(6)(4).

1.23 “Corporate Transaction” has the meaning set forth in Section 16.2(a).

1.24 “Cover”, “Covered” or “Covering” means, with respect to a product and a Patent Right in a particular country in the Territory, that, in the absence of a (sub)license under, or ownership of, such Patent Right, the making, using, offering for sale, selling or importing of such product in such country would infringe a Valid Claim of such Patent Right.

1.25 “Data” means any and all research data, pharmacology data, preclinical data, clinical data, medical chemistry, commercial, marketing, process development, manufacturing and other data or information, including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, and safety data, in each case generated from clinical or non-clinical studies, research or testing specifically related or directed to the Compound, Product and/or the Licensed Product(s), together with all documentation submitted, or required to be submitted, to the FDA or another Regulatory Authority in association with an IND, NDA or similar application for a Product (excluding any Drug Master Files (DMFs), Chemistry, Manufacturing and Control (CMC) data, or similar documentation).

1.26 “Development Committee” has the meaning set forth in Section 3.1(a).

1.27 “Development Primary Contact” has the meaning set forth in Section 3.1(c).

1.28 “Effective Date” has the meaning set forth in the Preamble.

1.29 “EVA” means the excipient ethlyene vinyl acetate copolymer incorporated in the Product.

1.30 “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.31 “FDA Approval” means with respect to the Product, a Regulatory Approval by the FDA for the commercial use of the Product in the United States.

1.32 “First Commercial Sale” means the first sale to a Third Party of a Product in a given regulatory jurisdiction for monetary value after Regulatory Approval has been obtained in such jurisdiction.

1.33 “Force Majeure” means, with respect to a Party, any fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any Governmental Authority.

1.34 “Fully Burdened Cost” shall mean all costs and expenses incurred by or on behalf of Titan directly attributable to, or reasonably allocable to, the applicable activities or services being provided by Titan hereunder, determined in accordance with GAAP, including (i) out-of-pocket costs (including amounts payable by Titan to Third Parties), and (ii) costs for Titan’s internal personnel, valued at Titan’s then current full time equivalent (FTE) rate. Note, Titan to provide estimate of FTE rate.

1.35 “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.36 “Governmental Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

1.37 “Improvements” means all modifications, alterations, improvements, enhancements, inventions and Know-How, patentable or otherwise, made, created, developed, discovered, conceived or reduced to practice by or on behalf of a Party and/or any of its Affiliates during the Agreement Term, that have application or relate to Compound or Products, including developments in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, Indication, methods of use or packaging and/or sale of Products, including a process for manufacturing a Product, an intermediate used in such process, a formulation of a Product, or a use or Indication of a Product.

1.38 “IND” means an Investigational New Drug application, as described in 21 CFR Section 312.23, obtained for purposes of conducting clinical trials in accordance with the requirements of the Act and the regulations promulgated thereunder, including all supplements and amendments thereto, relating to the use of Compound or a Product.

1.39 “Indication” means any human disease or condition, or sign or symptom of a human disease or condition.

1.40 “Initial Indication” means the use of a Product for the treatment of opioid addiction.

1.41 “Joint Inventions” has the meaning set forth in Section 8.1.

1.42 “Know-How” means any non-public information, ideas, Data, inventions, works of authorship, trade secrets, technology, or materials, including formulations, molecules, assays, reagents, compounds, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not proprietary or patentable, and whether stored or transmitted in oral, documentary, electronic or other form, including all Regulatory Documents.

1.43 “Launch” means the First Commercial Sale of a Licensed Product in the Territory.

1.44 “Law(s)” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Authority, including the Act, the Controlled Substances Act, the PDMA and any applicable REMS.

1.45 “LIBOR” means the London Interbank Offered Rate for deposits in United States dollars having a maturity of one (1) month published by the British Bankers’ Association, as adjusted from time to time on the first London Business Day of each month.

1.46 “Licensed Product” means Product and Applicators for use in the Initial Indication and/or any Subsequent Indications.

1.47 “Losses” means any and all damages of any kind whatsoever (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, judgments (including penalties imposed by any Governmental Authority), costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) and other monetary obligations arising out of or resulting from claims or judgments, arbitral awards, including amounts paid in settlement of claims, judgments, legal (including judicial, arbitral and administrative) proceedings and the like, incurred or otherwise payable to Third Parties.

1.48 “NDA” means a New Drug Application, including all supplements and amendments thereto, as defined in the Act that is submitted under Section 505(b) of the Act to apply for FDA Approval.

1.49 “NDA Transfer Date” means ten (10) Business Days after receipt by Titan of the milestone payment set forth in Section 6.1(b)(i).

1.50 “Net Sales” means the total gross amount invoiced (such amount, “Gross Sales”) for all commercial sales of Licensed Product to Third Parties in the Territory by Braeburn, its Affiliates or its or their sublicensees, less the following deductions actually allowed or reserved in accordance with GAAP (collectively, “Permitted Deductions”):

(a) credits or allowances actually granted for damaged or spoiled Licensed Product, returns, Recalls or rejections of such Licensed Product, and retroactive price adjustments;

(b) normal and customary trade, cash and quantity discounts, allowances and credits for such Licensed Product;

(c) sales, value added, excise or similar taxes paid or allowed, or other governmental charges imposed upon the importation, use or sale of such Licensed Product in the Territory;

(d) fees paid to Third Party distributors and legally allowed chargebacks, rebates or similar payments to customers with respect to such Licensed Product, including managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to any Governmental Authority or Regulatory Authority, including, but not limited to any federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; and

(e) special packaging costs, freight, postage, shipping and insurance charges related to delivery of such Licensed Product.

Sales or other transfers between Braeburn, its Affiliates or its or their sublicensees and any dispositions of such Licensed Product for pre-clinical or clinical testing required in connection with obtaining Regulatory Approval of Licensed Product, in each case, without charge, shall be excluded from the computation of Net Sales and no payments will be payable to Titan on such sales or transfers except where such Affiliates or sublicensees are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

Any of the Permitted Deductions shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity and there shall be no double-counting in determining Permitted Deductions. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced. No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product. In the event that Braeburn, its Affiliate or its or their sublicensees sells the Licensed Product as part of a bundle or group sale with other products not covered by this Agreement, and Braeburn, its Affiliate or its or their sublicensees provides a discount, allowance or rebate to the purchaser of the Licensed Product based on the aggregate amount invoiced for all products sold, such discount, allowance or rebate shall be allocated to each of the products pro rata based on the gross amount invoiced for each such product less all other Permitted Deductions specifically related to each such product, provided that Licensed Products do not bear a disproportionate portion of such deductions.

1.51 “Parent” has the meaning set forth in 7.3(c).

1.52 “Parties’ Patent Rights” has the meaning set forth in Section 8.3(a).

1.53 “Party” means Titan or Braeburn, as applicable.

1.54 “Patent Rights” means any of the following, whether existing now or in the future, in the Territory: (i) patents and patent applications (including provisional applications); (ii) all patent applications filed either from such patents or patent applications or from an application claiming priority from either of these, including continuations, continuations-in-part, divisionals, converted provisionals, continued prosecution applications, and substitute applications; (iii) any patents issued based on or claiming priority to any such patent applications in (i) and (ii); (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (i), (ii) and (iii); (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patents or patent applications; and (vi) any other patents and patent applications that dominate the foregoing patents.

1.55 “PDMA” means the United States Prescription Drug Marketing Act of 1987, as amended, or any successor act thereto, and the regulations promulgated thereunder from time to time.

1.56 “Phase IV Clinical Trials” means a human clinical trial for a Product commenced after receipt of FDA Approval in the United States and that is conducted within the parameters of the FDA Approval for such Product. Phase IV Clinical Trials may include epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials of such Product and post-marketing surveillance studies.

1.57 “Priority Review” means, with respect to the Product NDA, a designation assigned by the FDA pursuant to which the time it takes the FDA to review a NDA is reduced.

1.58 “Processing Activities” means the activities to be undertaken by Braeburn or its Third Party Manufacturers in order to manufacture and supply Licensed Product for sale in the Territory.

1.59 “Product” means a subdermal implant consisting of Compound and EVA which is expected to be marketed under Titan’s trademark Probuphine® or such other Product Trademarks as may be reflected in a Product NDA, for use in the treatment of the Initial Indication and/or Subsequent Indications in the Territory.

1.60 “Product Label(ing)” has the same meaning as defined in the Act and as interpreted by the FDA, and any analogous Laws as interpreted by an applicable Regulatory Authority elsewhere in the Territory.

1.61 “Product NDA” means the NDA owned by Titan as of the Effective Date relating to Probuphine® (No. 204442), together with all amendments, supplements and updates thereto, as well as the corresponding IND (IND 70852).

1.62 “Product Procurement Costs” means all amounts incurred by Titan and payable to any Third Party in connection with the procurement, production, manufacture, supply, processing, packaging, labeling, shipping, and storage of Licensed Product and/or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, preclinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release, and with any other Processing Activities, that are incurred by Titan, including (a) costs associated with procuring active pharmaceutical ingredients, EVA, and other materials used to manufacture Licensed Product, (b) the cost of transportation, testing, inspections, shrinkage and scrap, related taxes (but in all cases excluding taxes based upon income or receipts) and (c) amounts payable to Third Party Manufacturers in connection with Processing Activities, including any fees related to minimum purchase requirements.

1.63 “Product Trademark(s)” means the Probuphine® trademark, owned by Titan, and all related domain names and other trademark related rights, and/or any other trademark that either Party may apply to register in the Territory if such alternate trademark is selected for use in the Promotion of a Product by the Parties under this Agreement.

1.64 “Promotion” means those activities normally undertaken by a pharmaceutical company to implement promotion plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product under a common trademark, up to the point of offering a product for sale. When used as a verb, “Promote” means to engage in such activities.

1.65 “Promotional Materials” means all written, printed or graphic material, other than Product Labeling, packaging, or trade dress, intended for use by Representatives during Promotion of Product under this Agreement, including visual aids, file cards, premium items, clinical studies, reprints, business cards, identification tags and any other promotional support items or advertisements provided in accordance with the terms of the Commercialization Plan and Section 5.3.

1.66 “Proprietary Information” means any and all Know-How, scientific, clinical, regulatory, marketing, financial, technical, non-technical, commercial or other confidential information or data of a confidential nature, whether communicated in writing, orally or by any other means, that is under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement.

1.67 “Prosecution and Maintenance” shall mean, with respect to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as re-examinations, reissues, requests for Patent Right term extensions and the like with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent Right; and “Prosecute and Maintain” shall have the correlative meaning.

1.68 “Recall” has the meaning set forth in Section 4.2(e).

1.69 “Regulatory Approval” means with respect to a pharmaceutical or biological product or medical device in a country or regulatory jurisdiction, any and all approvals, licenses, permits, certifications, registrations or authorizations from the relevant Regulatory Authority in such regulatory jurisdiction that is specific to such product and necessary for the marketing and commercial sale of such product in such country or regulatory jurisdiction (including pricing and/or reimbursement approval in any country in which pricing and/or reimbursement approval is required by applicable Laws), including the approval of a NDA by the FDA and, if applicable in the United States, approval of the product for medical use in the United States pursuant to the Controlled Substances Act by the United States Attorney General, other than as a Schedule I or II substance.

1.70 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including the FDA and any successor thereto.

1.71 “Regulatory Documents” means all dossiers, filings, applications, modifications, amendments, supplements, revisions, reports, submissions, authorizations and approvals, including any IND or NDA, and any reports or amendments necessary to maintain Regulatory Approvals.

1.72 “REMS” means Risk Evaluation and Management Strategies approved by the FDA.

1.73 “Representative” means a sales representative employed or engaged on a full-time or contract basis by Braeburn to Promote Product pursuant to this Agreement.

1.74 “Royalties” has the meaning set forth in Section 6.2(a).

1.75 “Royalty Period” means a period of four (4) consecutive Calendar Quarters, none of which Calendar Quarters comprise part of any other Royalty Period, and the first of which Royalty Periods shall commence with the Calendar Quarter during which the Launch occurs.

1.76 “SEC” has the meaning set forth in Section 11.3.

1.77 “Stock Purchase and Option Agreement” means the Stock Purchase and Option Agreement dated September 12, 2012 between Titan and the investor named therein.

1.78 “Specifications” means the respective specifications for the Product as set forth in the Product NDA, as such may be modified from time to time in such Product NDA and pursuant to Section 4.2(a)(x).

1.79 “Subsequent Indication” means the use of a Product for the treatment of any Indication that is not the Initial Indication.

1.80 “Territory” means the United States of America, including the District of Columbia, and its territories and possessions, such as Puerto Rico, and Canada.

1.81 “Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.82 “Third Party Claims” has the meaning set forth in Section 13.2.

1.83 “Third Party Manufacturer(s)” means Third Parties that may during the Agreement Term be engaged by a Party to perform services or supply facilities or goods in connection with any part of the manufacture, testing and/or packaging of the Compound, Product, or Licensed Product, including pursuant to the Third Party Supply Agreements.

1.84 “Third Party Supply Agreements” means agreements proposed to be entered into between (a) Braeburn, with respect to the Territory, and Titan with respect to the Titan Territory, and (b) Third Party Manufacturers with respect to commercial supply, including but not limited to: (i) DPT Laboratories, Ltd, (ii) Teva API, Inc., (iii) Angiotech, Inc., (iv) Celanese Corporation, (v) Sharp Corporation, and (vi) Sterigenics, Inc.

1.85 “Titan” has the meaning set forth in the Preamble.

1.86 “Titan Indemnified Parties” has the meaning set forth in Section 13.1(a).

1.87 “Titan Intellectual Property” means Titan Patent Rights and Titan Know-How.

1.88 “Titan Inventions” has the meaning set forth in Section 8.1.

1.89 “Titan Know-How” means all unpatented information and Data that are as of the Effective Date or become during the Agreement Term Controlled by Titan, including discoveries, Improvements, processes, formulas, inventions, Know-How and trade secrets, to the extent necessary or useful for the development, manufacture, and/or commercialization of a Compound or Product. Titan Know-How does not include any Patent Rights. Titan Know-How also includes, other than marketing rights and marketing approvals transferred to Braeburn on the NDA Transfer Date, all marketing authorizations and marketing approvals granted by Regulatory Authorities (e.g., approved NDAs, INDs, and related applications and other forms of marketing authorization) to Titan for the marketing of Products in the Territory. Such marketing authorizations and marketing approvals shall be deemed embodiments of Data and Titan Know-How.

1.90 “Titan Logo” has the meaning set forth on Schedule 1.90.

1.91 “Titan Patent Rights” means all Patent Rights in the Territory that are as of the Effective Date or become during the Agreement Term Controlled by Titan and that generically or specifically claim, or would be reasonably necessary for, the making, having made, use, offer for sale, sale or importation of the Products or claim any Improvements made by Titan, including Titan’s interest in any Patent Rights in Joint Inventions, and in any event, those Patent Rights listed on Schedule 1.91 hereto (collectively, the listed patent and patent applications with any continuations and divisional applications claiming priority thereto and patents issuing thereupon are the “Titan Core Patents”).

1.92 “Titan Territory” means the world, excluding the Territory.

1.93 “Transition Supply Services” has the meaning set forth in Section 14.1.

1.94 “Valid Claim” means any claim of any of the issued and unexpired Patent Rights included within the Titan Patent Rights that (a) has not been revoked or held unenforceable or invalid by a final, nonappealable decision of a court or other Governmental Authority of competent jurisdiction or a final decision of a court or other Governmental Authority of competent jurisdiction and (b) is unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Each defined term used in the Agreement but not set forth above is defined in the body of this Agreement as indicated below.

Defined Term	Section of the Agreement
Acquiring Entity	2.5(b)
Acquisition Proposal	2.4(a)
Additional Registration Studies	12.2(c)(ii)
Agreement	Preamble

Audited Party	6.6(a)(i)
Auditing Party	6.6(a)(i)
Balance Sheet	7.3(a)
Employer Party	5.4(b)
EVA Supplier	12.2(c)(i)
EVA Supply Agreement	12.2(c)(i)
Final Royalty Period	6.4(c)
Final Royalty True-Up Report	6.4(c)
Financing Commitment	7.3(b)
Independent Expert	6.6(a)(ii)
Key Employees	5.4(b)
Milestone Set-off	12.2(c)(ii)
Product Advisors	5.2
Royalty Report	6.4(a)
Royalty True-Up	6.4(a)(iii)
Significant Competition	12.2(c)(iii)
Subject Transaction	2.5(b)
Territory Copyrighted Works	5.3(c)
Third Party Patent Right	6.3(a)
Third Party Patent Right Dispute	6.3(a)
Third Party Patent Right Notice	6.3(a)
Transition Services Period	14.1

2.	Grant of Rights

2.1 Grants by Titan. In consideration of the commitments and undertakings of Braeburn under this Agreement, and subject to the terms and conditions of this Agreement, Titan hereby grants to Braeburn during the Agreement Term:

(a) an exclusive (even as to Titan and its Affiliates) right and license (with the right to grant sublicenses, subject to the provisions of Section 2.6), under the Titan Intellectual Property, to use, import, Promote, market, distribute, offer for sale, sell or otherwise dispose of Products in the Territory;

(b) effective on the NDA Transfer Date, an exclusive right and license under the Titan Intellectual Property, to make and have made Product for use in the Territory; and

(c) an exclusive (even as to Titan and its Affiliates) right and license (with the right to grant sublicenses, subject to the provisions of Section 2.6) to use the Titan Logo and Product Trademark(s) on and in connection with the promotion, marketing, distribution, offer for sale, sale or other disposition, and Promotion of Product in the Territory in accordance with this subsection (c). All representations of the Titan Logo and Product Trademark(s) that Braeburn intends to use, if not previously approved by Titan, will first be submitted to Titan for approval, such approval not to be unreasonably withheld. Titan will have thirty (30) days to review the representation of the Titan Logo and Product Trademark(s). If Titan does not provide written notice of its approval or disapproval (together with its reasons for such disapproval) within such thirty (30) day period, Titan will be deemed to have approved such representation.

2.2 Restrictive Covenants.

(a) Subject to the rights granted to Braeburn in Section 2.1 and Law, Braeburn shall not, either directly or indirectly, (i) sell or otherwise dispose of Products to any Third Party outside the Territory or (ii) knowingly sell or otherwise dispose of Products to any Third Party within the Territory for the purpose of sale or other disposition to any Third Party outside the Territory. If Braeburn knows or has reason to suspect that a Third Party to whom Braeburn sells or otherwise disposes of Products is engaged in the sale or distribution of Products for use outside the Territory, then Braeburn shall (A) within three (3) Business Days after gaining knowledge of, or reason to suspect such activities notify Titan thereof and provide all information in Braeburn’s possession that Titan may reasonably request concerning such activities and (B) take all reasonable steps (including cessation of sales to such customer) necessary to limit such sale or other disposition for use outside the Territory. All inquiries or orders received by Braeburn for Product to be delivered outside the Territory shall be referred to Titan. Braeburn shall use Commercially Reasonable Efforts to cause each of its licensees (other than Titan) to comply with the obligations of Braeburn under this Section 2.2(a).

(b) Subject to the rights retained by Titan in Section 2.3 and Law, Titan shall not, either directly or indirectly, (i) sell or otherwise dispose of Products to any Third Party in the Territory or (ii) knowingly sell or otherwise dispose of Products to any Third Party outside the Territory for the purpose of sale or other disposition to any Third Party in the Territory. If Titan knows or has reason to suspect that a Third Party to whom Titan sells or otherwise disposes of Products is engaged in the sale or distribution of Products for use in the Territory, then Titan shall (A) within three (3) Business Days after gaining knowledge of, or reason to suspect such activities notify Braeburn thereof and provide all information in Titan’s possession that Braeburn may reasonably request concerning such activities and (B) take all reasonable steps (including cessation of sales to such Third Party) necessary to limit such sale or other disposition for use in the Territory. All inquiries or orders received by Titan for Product to be delivered in the Territory shall be referred to Braeburn. Titan shall use Commercially Reasonable Efforts to cause each of its licensees (other than Braeburn) to comply with the obligations of Titan under this Section 2.2(b).

2.3 Retained Rights; No Implied Licenses; Limitations. Notwithstanding Section 2.1, Titan retains the right to develop, manufacture and have manufactured Product in the Territory (a) solely for the purpose of developing and manufacturing Product for sale, offer for sale, use or distribution in, and importation into, the Titan Territory in accordance with this Agreement, and (b) for the purpose of assisting Braeburn with development of Product in accordance with Article 4. In addition, all rights not specifically granted to Braeburn herein are reserved and retained by Titan, including all rights in the Titan Territory. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein. Except as otherwise permitted in this Agreement, Braeburn shall not grant any license to, or permit or authorize, any Third Party to Promote Products in the Territory without the prior written consent of Titan.

2.4 Braeburn Right of Notice.

(a) In the event that Titan receives from any Third Party any bona fide written proposal or offer from any Third Party to acquire all or substantially all the assets of Titan or *** percent (***%) or more of any class of equity securities of Titan pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions (an “Acquisition Proposal”), Titan shall provide Braeburn with written notice of the existence of such Acquisition Proposal (but in no event later than two (2) Business Days) after receipt thereof, including the material terms of such Acquisition Proposal and the identity of the entity proposing the Acquisition Proposal, and shall also provide to Braeburn a copy of such Acquisition Proposal if such Acquisition Proposal is in writing. Titan shall keep Braeburn reasonably informed on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal. Any information provided by Titan under this Section 2.4 shall be treated as Proprietary Information of Titan.

(b) In the event that Braeburn makes a written proposal to Titan prior to Titan’s entry into a binding agreement with respect to an Acquisition Proposal, Titan shall negotiate in good faith with Braeburn unless and until the Board of Directors of Titan determines in good faith (after consultation with outside legal and financial advisors) that such Braeburn proposal does not constitute and could not reasonably be expected to result in a transaction that is more favorable to Titan’s stockholders from a financial point of view than the transactions contemplated by the Acquisition Proposal, after taking into account all relevant factors as the Board of Directors of Titan considers to be appropriate.

2.5 Non-Competition.

(a) During the Agreement Term, (i) Braeburn will not Promote, or permit its Affiliates to Promote, market or sell any product that entails the continuous delivery of a therapeutic agent for the treatment of the Initial Indication in the Territory, or acquire, or permit its Affiliates to acquire, directly or indirectly any rights or interest in or to any such product that is being Promoted, marketed or sold in the Territory, other than Product licensed to Braeburn under this Agreement; and (ii) Titan will not Promote, or permit its Affiliates to Promote, market or sell any product that entails the continuous delivery of a therapeutic agent for the treatment of the Initial Indication in the Territory, or acquire, or permit its Affiliates to acquire, directly or indirectly any rights or interest in or to any such product that is being Promoted, marketed or sold in the Territory.

(b) Notwithstanding the foregoing, nothing in this Section 2.5 shall prohibit any Acquiring Entity of a Party or any of its respective Affiliates or sublicensees from continuing, furthering or performing (i) any activities in which it was engaged prior to the effective date of a Subject Transaction or (ii) any activities relating to products developed by an Acquiring Entity (or any other Third Party) without accessing or practicing technology or information made available to Braeburn under this Agreement; provided that, such Subject

*** This portion of the agreement has been intentionally omitted and has been filed separately with the U.S. Securities and Exchange Commission and confidential treatment of such portion has been requested pursuant to 5 U.S.C. §552(b)(4); 17 C.F.R. §200.80(6)(4).

Transaction occurs no less than six (6) months following Launch. For purposes of this Section 2.5(b), (x) “Subject Transaction” shall mean a transfer to a Third Party of all or substantially all of a Party’s or an Affiliate of such Party’s assets to which this Agreement relates, or the merger or consolidation with, or acquisition of, a Party or an Affiliate of such Party by a Third Party and (y) “Acquiring Entity” shall mean such Third Party described in clause (x).

2.6 Proposed Sublicense by Braeburn. Braeburn shall have the right to grant sublicenses in accordance with the terms and conditions of this Section 2.6 to any Affiliate of Braeburn or any Third Party under any of the rights or licenses granted to Braeburn by Titan under this Agreement, provided however, that if Braeburn desires to grant a sublicense with respect to the United States to any Third Party, such proposed sublicense shall be subject to the prior written consent of Titan, such consent not to be unreasonably withheld or delayed. Braeburn shall advise Titan in advance of any proposed sublicense and consider in good faith Titan’s comments with respect thereto. Any sublicense shall be subject to and any sublicensees shall be bound by the terms and conditions of this Agreement, including the provisions relating to payments set forth in Article 6, and Braeburn shall be responsible to Titan for any non-performance by any sublicensee of Braeburn’s obligations under this Agreement that are assumed by the sublicensee. In the event Braeburn grants a sublicense to an Affiliate, any payment due to Titan under this Agreement must be received in its full amount by Titan in the United States without any tax withholding or tax deduction therefrom.

2.7 Transfer of Product NDA. Titan hereby assigns to Braeburn all right, title and interest in the Product NDA, effective as of the NDA Transfer Date. On the NDA Transfer Date, Titan shall submit to the FDA a letter authorizing the transfer of ownership from Titan to Braeburn of the Product NDA. As soon as practicable after the submission of such letter and the receipt by Braeburn of the FDA’s acknowledgment letter, Braeburn shall execute and submit to the FDA a letter, accompanied by the Product NDA transfer letter referred to in the preceding sentence, acknowledging Braeburn’s commitment to assume ownership of the Product NDA.

2.8 Access to Information. Subject to the terms and conditions of this Agreement, Titan shall provide to Braeburn all Data obtained by Titan related to Product and data and information with respect to pharmacovigilance related to Product, and Titan shall cooperate in good faith to provide Braeburn access to and reasonable assistance with all Titan Intellectual Property and other Proprietary Information as may be required for Braeburn to exercise the rights and licenses explicitly granted and to perform its obligations hereunder.

3.	Development Committee

3.1 Composition and Purpose.

(a) Members. Effective as of the Effective Date, the Parties shall establish a joint development committee (the “Development Committee”) composed of four (4) individuals, two (2) of whom shall be appointed by Titan and two (2) of whom shall be appointed by Braeburn. The members of the Development Committee as of the Effective Date shall be as set forth on Schedule 3.1. Either Party may replace either or both of its representatives on the Development Committee at any time upon written notice to the other

Party. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designated representative at any meeting of the Development Committee. The Development Committee shall be chaired by a representative of Braeburn. The chairperson shall appoint a secretary of the Development Committee, who shall be a representative of Titan.

(b) Purpose. The purpose of the Development Committee is to monitor the development of the Product and any development activities relating to Product undertaken by the Parties, and to provide the Parties a formal setting within which to periodically report to each other, exchange information, and confer, in each case, with respect to the clinical development of the Product and matters pertaining to Regulatory Approval. Without limiting the generality of the foregoing, the Development Committee shall:

(i) Review overall strategic objectives and plans related to the development of the Product;

(ii) Review development activities conducted under this Agreement with respect to the Licensed Product in the Territory, including any Phase IV Clinical Trials;

(iii) Review regulatory strategy and communications with Regulatory Authorities within both the Territory and the Titan Territory, including regulatory strategy and activities for Phase IV Clinical Trials in the Territory;

(iv) Review and confer with respect to Promotional Materials or educational materials and literature related to Product, including Product advertising;

(v) Review any changes to the Specifications proposed by the Parties and propose whether any such changes require any supplements to the Product NDA, as further described in Section 4.2(a)(x);

(vi) Review clinical programs for the use of Product for chronic pain and potentially other Subsequent Indications, including development plans, timelines and budgets, protocols, and regulatory strategies for such programs;

(vii) Review activities designed to generate clinical, manufacturing and regulatory information required for filing NDAs for Subsequent Indications; and

(viii) Review and coordinate supply issues and Transition Supply Services.

Notwithstanding the above, the Development Committee will have solely the role described in this Article 3 and as otherwise expressly set forth in this Agreement. The Development Committee will have no authority to approve or direct any Party to take any action, approve or withhold approval for any plan, budget, timeline or strategies, amend, modify or waive compliance with this Agreement, create new obligations for a Party not specified in this Agreement, or alter, increase or expand, or waive compliance by a Party with, such Party’s obligations under this Agreement.

(c) Primary Contact. Titan and Braeburn each shall appoint a person (a “Development Primary Contact”) to be the primary contact between the Parties with respect to development and to coordinate related correspondence between the Parties. The Development Primary Contact of each Party as of the Effective Date is set forth on Schedule 3.1. Each Party shall notify the other in writing as soon as practicable upon changing its Development Primary Contact. The Development Primary Contact of each Party will be one of its representatives on the Development Committee.

(d) Good Faith Consideration. Each Party shall consider in good faith the views, positions and recommendations of the other Party on any issue that is addressed by the Development Committee.

3.2 Meetings. The chairperson of the Development Committee shall call meetings as reasonably requested by one of the Parties; provided, however, that (a) prior to the third anniversary of the Effective Date, the Development Committee shall meet at least four (4) times per year (with an initial meeting to be within thirty (30) days after the Effective Date), and (b) following the third anniversary of the Effective Date, the Development Committee shall meet at least two (2) times per year, unless in each case, the Parties agree otherwise. Meetings may be held in person, by telephone, or by video conference call, and the location of each meeting shall alternate between the Parties’ headquarters or such other location as may be mutually agreed upon by the Parties. On advance written notice to the other Party, additional participants may be invited by any representative to attend meetings where appropriate. Each Party shall be responsible for all travel and related costs and expenses of its members and other representatives to participate or attend Development Committee meetings. Any Proprietary Information disclosed in, or in connection with, any Development Committee meeting by a Party shall remain Proprietary Information of the disclosing Party.

3.3 Minutes of Committee Meetings. Minutes of each Development Committee meeting shall be issued by the secretary within thirty (30) days after each meeting (or, if shorter, at least ten (10) Business Days prior to the date of the next scheduled meeting) and shall be considered for approval as the first order of business at the immediately succeeding meeting. Such minutes shall include only key discussion points and provide a list of any issues identified for follow-up discussion.

3.4 Disbanding of Committee. The Parties shall have the right to disband the Development Committee upon mutual agreement. Additionally, to the extent not disbanded pursuant to the preceding sentence, the Development Committee shall be automatically disbanded effective upon the sixth anniversary of the NDA Transfer Date.

4.	Development and Regulatory Matters

4.1 Development.

(a) Prior to the earlier of (i) Titan’s receipt of a complete response letter from the FDA or (ii) the NDA Transfer Date, Titan will be solely responsible for all costs associated with, or required for the approval of, the Product by the FDA in the Territory. After such date, subject to Section 12.2(c)(ii), Braeburn will be solely responsible for all costs associated with, or required for the approval of, the Product by the FDA in the Territory. With respect to approval of the Product by Regulatory Authorities in the Territory other than the FDA, commencing on the Effective Date, Braeburn will be solely responsible for all costs associated with, or required for the approval of, the Product. While the Parties may choose, at their sole discretion, to work together on particular projects, except as otherwise provided in this Agreement, the Parties will operate independently in their activities for their respective development of Product in the Territory and the Titan Territory, as applicable, but will provide access to certain information to the Development Committee and to each other as expressly described in this Agreement. From and after the NDA Transfer Date, Braeburn shall provide the Development Committee with (i) a written semiannual report summarizing in reasonable detail Braeburn’s activities and progress related to the development of the Product in the Territory, including conduct of Phase IV Trials and clinical trials in Subsequent Indications and, after the NDA Transfer Date, information regarding the status of Regulatory Documents submitted and intended to be submitted to Regulatory Authorities and Regulatory Approvals, and (ii) a copy of the annual report submitted to the FDA in connection with the periodic reporting requirement for the IND.

(b) Notwithstanding the foregoing Section 4.1(a),

(i) prior to the NDA Transfer Date, Titan shall take all actions reasonably necessary and appropriate to obtain FDA Approval for the Initial Indication, including preparing and submitting the Product NDA; and

(ii) to the extent reasonably requested from time to time by Braeburn and agreed to by Titan (such agreement not to be unreasonably withheld, subject to the continued availability of the personnel, subcontractors, and technology used by Titan as of the Effective Date to provide similar services), Titan shall reasonably assist Braeburn, its Affiliates and sublicensees in development activities with respect to the Product, including (A) assisting in preparing and filing of INDs with respect to Subsequent Indications, (B) assisting in designing and executing all Phase IV Clinical Trials or other pre-clinical or clinical trials for the Product, and (C) assisting in preparing and submitting for approval of the Product by any Regulatory Authority in the Territory other than the FDA.

Notwithstanding the foregoing, Titan shall not be required to hire additional personnel, engage additional Third Party providers or procure additional technology to provide any such development activities or services. Braeburn shall pay Titan service fees for the performance of all such development services and activities contemplated by clause (ii) of this Section 4.1(b), as well as any other development services and activities performed by Titan at Braeburn’s request, in an amount equal to Titan’s Fully Burdened Cost of providing such services and activities, within thirty (30) days after Titan’s invoice is provided to Braeburn for the associated development services and activities.

4.2 Regulatory Matters.

(a) Prior to the NDA Transfer Date. Prior to the NDA Transfer Date:

(i) Titan shall own and control all Regulatory Documents relating to a Product in the Territory;

(ii) Titan, at its own cost, shall have sole authority and responsibility for the timely preparation, filing, prosecution, and maintenance of all Regulatory Documents relating to a Product in the Territory, including INDs and NDAs for Products and any reports or amendments necessary to maintain Regulatory Approvals, and for seeking any revisions of the conditions of each Regulatory Approval, it being understood, however, that Titan shall not make any such filing other than the NDA for the Product in the Initial Indication, without the prior written consent of Braeburn;

(iii) Titan and Braeburn shall have joint authority and responsibility to seek and/or obtain any necessary approvals by the applicable Regulatory Authority of any Product Labeling, packaging, advertising or other promotional or informational materials used in connection with Product and Promotional Materials and for determining whether the same requires Regulatory Approval, and Titan shall submit all such materials to the applicable Regulatory Authority after approval of both Parties, in accordance with the procedures set forth in Section 5.3;

(iv) Titan shall remain the primary contact with Regulatory Authorities and shall be solely responsible for all communications with Regulatory Authorities that relate to any IND, NDA or analogous application relating to a Product in the Territory;

(v) Braeburn shall have the right, but not the obligation, to assist and consult with Titan with respect to all regulatory submissions, including applications for Regulatory Approvals, prior to Titan’s making any such submissions. At least ten (10) Business Days prior to the filing of any documents with a Regulatory Authority relating to Products, Titan shall provide Braeburn with copies of all such filings, submissions, authorizations and Regulatory Approvals, including any correspondence related thereto; provided that, if Titan believes it is required by Law to make such submission sooner, Titan shall provide Braeburn with final copies of such submissions as far in advance of such submission as is practicable under the circumstances, but in any event not less than two (2) Business Days prior to filing them with the Regulatory Authority. Titan shall consider in good faith any comments of Braeburn with respect to the foregoing;

(vi) Titan shall provide Braeburn with a copy of all safety data received by Titan regarding Products worldwide;

(vii) Titan shall provide advance notice to Braeburn of any planned meetings, discussions, or other communications with Regulatory Authorities relating to Products. Braeburn shall have the right, but not the obligation, to participate with respect to such meetings, discussions, or other communications; provided that, in providing any such assistance, Braeburn shall not contact a Regulatory Authority without the prior approval of Titan and, if contacted by a Regulatory Authority with respect to Product, shall refer such contact to Titan;

(viii) If contacted by a Regulatory Authority with respect to a Product, Titan shall promptly notify Braeburn of such contact, and provide Braeburn with any related official correspondence received from a Regulatory Authority, including, as applicable, minutes of any meetings or telephone conferences and/or discussions between Titan and the Regulatory Authority. Braeburn shall have a right to participate in and provide comments with respect to any subsequent meetings, discussions, or other communications with respect to such contact;

(ix) To the extent Braeburn reasonably believes that a filing or submission relating to Products in the Territory is required by Law, Braeburn shall notify Titan. If Titan decides not to prepare such filing or submission, Titan shall promptly notify Braeburn of such decision and Braeburn shall be entitled to prepare such filing or submission, to be filed or submitted by Titan; provided that Braeburn shall use good faith efforts to include any comments of Titan in such filing or submission; and

(x) Changes to the Specifications shall be made only by mutual prior agreement of the Parties, except as required by Law. The Parties shall determine whether any such changes require any supplements to the Product NDA, and each Party shall provide the other Party with notice of any such changes as soon as practicable.

Notwithstanding anything herein to the contrary, Titan shall not file with a Regulatory Authority any regulatory submissions that are intended to change or modify Product Labeling or prescribing information approved by the applicable Regulatory Authority for, or the Indications of, Product in the Territory without providing to Braeburn a draft of such submission at least ten (10) Business Days prior to planned submission to the applicable Regulatory Authority and giving prompt and reasonable consideration to any comments Braeburn may have; provided that, if and to the extent required by Law Titan is required to file any such submission in less than ten (10) Business Days after notice from the applicable Regulatory Authority, Titan will notify Braeburn of any such requirement as far in advance of such submission as is practicable under the circumstances, but in any event not less than two (2) Business Days prior to such submission.

(b) After the NDA Transfer Date. After the NDA Transfer Date:

(i) Braeburn shall own and control all Regulatory Documents relating to a Product in the Territory. Titan hereby assigns to Braeburn all right, title and interest in such Regulatory Documents, effective as of the NDA Transfer Date;

(ii) Braeburn, at its own cost, will be solely responsible for the timely preparation, filing, prosecution, and maintenance of all Regulatory Documents relating to a Product in the Territory, including INDs and NDAs for Products and any reports or amendments necessary to maintain Regulatory Approvals, and for seeking any revisions of the conditions of each Regulatory Approval;

(iii) Braeburn shall have sole authority and responsibility to develop, modify, seek and/or obtain any necessary Regulatory Approvals of any Product Labeling, packaging, advertising or other promotional or informational materials used in connection with Product in the Territory, and Promotional Materials and for determining whether the same requires Regulatory Approval;

(iv) Braeburn will be the primary contact with the Regulatory Authorities and shall be solely responsible for all communications with Regulatory Authorities that relate to any IND, NDA or analogous application relating to a Product in the Territory prior to and after any Regulatory Approval;

(v) Braeburn may, in its sole discretion, file any submissions that are intended to change or modify Product Labeling or prescribing information approved by the applicable Regulatory Authority for, or the Indications of, Product in the Territory provided that, except as required by Law, it provides to Titan a draft of such submission at least ten (10) Business Days prior to planned submission to the applicable Regulatory Authority and gives prompt and reasonable consideration to any comments Titan may have;

(vi) To the extent Titan reasonably believes that a filing or submission relating to Products in the Territory is required by Law, Titan shall notify Braeburn. If Braeburn decides not to prepare such filing or submission, it shall promptly notify Titan of such decision and Titan shall be entitled to prepare such filing or submission, at Braeburn’s sole cost and expense, to be filed or submitted by Braeburn; provided that Titan shall use good faith efforts to include any comments of Braeburn in such filing or submission;

(vii) Each Party shall permit the other Party to access, and shall provide the other Party on a timely basis with the right to cross-reference and use in exercising its rights and performing its obligations hereunder with respect to Product in the Territory and for Titan to use in connection with the development and commercialization of Product in the Titan Territory, any and all Regulatory Documents, owned by the applicable Party. At the request of the other Party and to the extent legally permitted and in accordance with the terms of this Agreement, each Party shall notify the FDA and the appropriate Regulatory Authorities, as applicable, of the other Party’s right to reference such Regulatory Documents in regulatory submissions filed by the other Party in accordance with this Agreement.

(c) Regulatory Cooperation. Each Party shall inform the other Party within twenty four (24) hours of its receipt of any information that: (i) raises any concern regarding the safety of Compound or Product; (ii) concerns suspected or actual tampering, counterfeiting or contamination or other similar problems with respect to Compound or Product; (iii) is reasonably likely to lead to a Recall or market withdrawal of a Product; or (iv) concerns any ongoing or potential investigation, inspection, detention, seizure or injunction by a Regulatory Authority involving a Compound or Product.

(d) Adverse Experiences. The reporting of Adverse Experiences shall be governed by Article 10.

(e) Recalls and Other Corrective Action. If any Regulatory Authority in the Territory issues or requests a recall, market withdrawal or other corrective action (a “Recall”) of the Licensed Product, or if either Party determines that an event, incident or circumstance has occurred that may indicate the need for a Recall in the Territory, the Party notified of such Recall, or the Party that desires such Recall, will advise the other Party thereof by telephone or fax within twenty-four (24) hours of (i) its receipt of notice from a Regulatory Authority requiring or requesting a Recall or (ii) such Party’s determination that a Recall is indicated, and the Development Committee shall convene a joint telephonic meeting to discuss such Recall request within twenty-four (24) hours of such notification. Before the NDA Transfer Date, Titan shall make all decisions with respect to any Recall related to a Product in the Territory. After the NDA Transfer Date, Braeburn shall make all decisions with respect to any Recall related to a Product in the Territory. After the NDA Transfer Date, at Braeburn’s request, Titan shall provide reasonable assistance in conducting any such Recall, including providing all pertinent records that Braeburn may reasonably request to assist in effecting such action, subject to reimbursement of Titan’s Fully Burdened Costs associated with providing such cooperation, and any other documented, direct, out-of-pocket costs incurred (paid or accrued) with respect to such Recall shall be borne by Braeburn. Neither Party shall have any obligation to reimburse or otherwise compensate the other Party or its Affiliates for any consequential damages, lost profits or income that may arise in connection with any Recall with respect to Products.

5.	Commercialization of Products

5.1 General.

(a) Subject to the terms and conditions of this Agreement, Braeburn shall during the Agreement Term use Commercially Reasonable Efforts to commercialize and Promote Products in the Territory and to perform its obligations under this Agreement.

(b) Without limiting the generality of the foregoing, and in accordance with the Commercialization Plan, Braeburn shall (i) Launch Product for the Initial Indication and each Subsequent Indication in the Territory in each case no later than three (3) months after receipt of Regulatory Approval; (ii) expend, in connection with such Launch of Product, such amounts as are commercially reasonable in connection with the marketing and Promotion of Product in the Territory, with the objective of maximizing the commercial potential and promoting the therapeutic profile and benefits of Product; and (iii) devote marketing and sales resources and other personnel to such commercialization consistent with such Commercially Reasonable Efforts.

5.2 Participation by Titan. At Braeburn’s request from time to time, Titan shall (a) provide reasonable assistance to Braeburn’s medical advisors and consultants and with medical education, advertising and public relations agencies engaged by Braeburn with respect to Product (collectively, “Product Advisors”) and (b) participate in meetings or discussions relating to marketing, medical education programs, advertising or any other promotional activities relating principally to Product between Braeburn or any Braeburn Affiliate and any Product Advisor. Braeburn shall reimburse Titan for Titan’s Fully Burdened Costs and any documented, direct, out-of-pocket costs incurred (paid or accrued) by Titan with respect to any such assistance and participation in meetings and discussion.

5.3 Commercialization Plan and Promotional Materials and Activities .

(a) Prior to the NDA Transfer Date, Promotional Materials shall be subject to Titan’s approval solely with respect to compliance with Law, such approval not to be unreasonably withheld. Braeburn will prepare an initial Commercialization Plan, which will be provided to Titan no later than one hundred twenty (120) days after acceptance by the FDA of the Product NDA. Braeburn shall also provide to Titan (i) updates of the Commercialization Plan at least sixty (60) days prior to the estimated Launch of Product for the Initial Indication and, if applicable, each Subsequent Indication, and thereafter on an annual basis or as necessary to reflect any significant amendments to the Commercialization Plan last provided to Titan under this Section 5.3(a), (ii) updated information regarding the expected and actual date of Launch for the Initial Indication and each Subsequent Indication, and (iii) any sales or tracking reports received by Braeburn from Third Parties with respect to the Licensed Product.

(b) All Promotional Materials used by Braeburn will indicate that a Product is sold under license from Titan and promoted by Braeburn or any such Affiliate. Braeburn shall limit its statements, discussions and claims regarding Product, including those as to safety and efficacy, to those that are consistent with the Product Labeling and the Promotional Materials. Braeburn shall not distort claims of safety or efficacy in the Promotion of Product.

(c) Braeburn shall own all right, title and interest in and to the copyrights in all marketing, sales, advertising or Promotional Materials relating to Licensed Product in the Territory (“Territory Copyrighted Works”). Titan shall execute all documents and take all actions as are reasonably requested by Braeburn to vest title to such Territory Copyrighted Works in Braeburn. Braeburn shall be responsible, at its expense, for searching, clearing and filing applications for registration of all such Territory Copyrighted Works.

(d) Braeburn shall be solely responsible for preparing all submissions with Regulatory Authorities regarding approval of all Promotional Materials that require such approval; provided that prior to the NDA Transfer Date, Titan shall be responsible for filing all such submissions and participating with Braeburn in any interactions with the Regulatory Authorities regarding such matters.

(e) Braeburn and its Third Party contractors shall be responsible for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Product, including the distribution of standard medical information letters resulting from the marketing activities of the Braeburn Sales Force. Titan shall refer all such medical inquiries that it receives to Braeburn. Braeburn shall provide copies of the responses given, all in accordance with Laws, including regulations and policies of the FDA or the applicable Regulatory Authority, to Titan. Titan shall, at Braeburn’s request, from time to time, assist Braeburn with the formulation of responses to such inquiries, including the content of any Frequently Asked Questions. If mutually agreed by the Parties, the Parties shall establish a centralized database to document and track medical inquiries. Titan shall provide information and access to data, records and reports reasonably requested by Braeburn to fulfill its obligations under this Section 5.3(e).

5.4 Covenants of the Parties.

(a) Braeburn covenants that the Braeburn Sales Force during the Agreement Term shall (i) limit its claims of efficacy and safety for Product in the Territory to those that are consistent with the prescribing information approved by the applicable Regulatory Authority for Products in the Territory; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of Product under this Agreement from those claims of efficacy and safety that are consistent with the prescribing information approved by the applicable Regulatory Authority and with Law; (iii) use the Promotional Materials in accordance with Section 5.3; and (iv) Promote Product under this Agreement in accordance with Laws, and in compliance with the then current Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals.

(b) Neither Party shall solicit any employee of the other Party or any of its Affiliates (collectively, the “Employer Party”) with whom it has come in contact or interacted for the purposes of the performance of this Agreement, including, with respect to Braeburn, any member of the Braeburn Sales Force, to leave the employment of the Employer Party and accept employment or work as a consultant with such Party or any of its Affiliates without the prior consent of the Employer Party; provided, however, that, Braeburn may make offers of employment or consulting engagement to any or all of the persons identified on Schedule 5.4(b) hereto (each, a “Key Employee” and together, the “Key Employees”), provided such Key Employees may not commence employment with Braeburn until the NDA Transfer Date; and provided further, that, for purposes of the foregoing, “solicit” shall not be deemed to mean (i) circumstances where an employee of one Party initiates contact with the other Party or any of its Affiliates with regard to possible employment or (ii) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

6.	Payments and Statements

6.1 Upfront and Milestone Payments. In consideration of the rights granted by Titan hereunder:

(a) Upfront Payment. Braeburn shall pay Titan within five (5) Business Days after the Effective Date by wire transfer of immediately available funds to an account designated by Titan, a non-refundable, non-creditable up-front fee in an amount equal to (i) US$20,000,000 (twenty million dollars) minus (ii) the aggregate purchase price paid to Titan pursuant to the Stock Purchase and Option Agreement.

(b) Regulatory Milestones. Braeburn shall pay to Titan, by wire transfer of immediately available funds to an account designated by Titan, the applicable non-refundable, non-creditable, one-time milestone payment after achievement of each milestone event as set forth below; provided, however, that the milestone payment referred to in this Section 6.1(b)(i) shall be subject to the provisions of Section 12.2(c)(ii) hereto. Titan shall notify Braeburn in writing within five (5) Business Days of achievement of the first milestone event listed in the table below and the corresponding milestone payment shall be due within ten (10) Business Days of receipt by Braeburn of such notice. Each other milestone payment listed in the table below shall be due within ten (10) Business Days after achievement of the corresponding milestone event.

Milestone Event:	Milestone Payment:
(i) FDA Approval of Product NDA	***
(ii) Submission of NDA for Subsequent Indication of chronic pain	***
(iii) FDA Approval of NDA for Subsequent Indication of chronic pain	***
(iv) Submission of NDA for each additional Subsequent Indication (i.e., not for chronic pain)	***
(v) FDA Approval of NDA for each additional Subsequent Indication (i.e., not for chronic pain)	***

(c) Sales Milestones. With respect to the first achievement of each of the applicable milestone events set forth below, Braeburn shall pay to Titan by wire transfer of immediately available funds to an account designated by Titan, the applicable non-refundable, non-creditable, sales milestone payment listed below, within sixty (60) Business Days after the end of the Calendar Quarter in which the applicable milestone event is first achieved:

Milestone Event:	Milestone Payment:
(i) The first time Net Sales in the Territory in a Royalty Period exceed ***	***
(ii) The first time Net Sales in the Territory in a Royalty Period exceed ***	***
(iii) The first time Net Sales in the Territory in a Royalty Period exceed ***	***
(iv) The first time Net Sales in the Territory in a Royalty Period exceed ***	***

Each of the milestone payments set forth in this Section 6.1(c) shall be payable once. If any milestone event listed above occurs in the same Calendar Year as any other milestone event listed above, Braeburn shall pay the milestone payments related to each such milestone event that occurs in such Calendar Year.

*** This portion of the agreement has been intentionally omitted and has been filed separately with the U.S. Securities and Exchange Commission and confidential treatment of such portion has been requested pursuant to 5 U.S.C. §552(b)(4); 17 C.F.R. §200.80(6)(4).

6.2 Royalties.

(a) In consideration of the rights granted by Titan hereunder, during the Agreement Term, Braeburn shall pay Titan royalties on aggregate Net Sales in the Territory in each Calendar Year (“Royalties”) at the following rates:

Aggregate Net Sales of Licensed Products in Territory during Calendar Year:	Royalty (% of Aggregate Net Sales of Licensed Products in the Territory during a Calendar Year)

(i) Less than or equal to ***	*	**

(ii) Greater than ***, but less than or equal to ***	*	**

(iii) Greater than ***	*	**

(b) Notwithstanding the above, on a country-by-country basis, upon the occurrence of any Competition, the Royalties otherwise payable by Braeburn to Titan under Section 6.2(a) shall be reduced to *** percent (***%) of Net Sales, provided that for the Calendar Year in which such Competition occurs, the reduction in Royalties shall be applicable only from and after the effective date of such Competition.

6.3 Third Party Patent Rights and Royalty Stacking.

(a) If, during the Agreement Term, Braeburn identifies the need for a license to a Patent Right in the Territory not Controlled by Titan that Braeburn in good faith reasonably believes is necessary for Braeburn, its Affiliates or any sublicensee to exercise its rights hereunder (a “Third Party Patent Right”), prior to entering into an agreement with respect to a license to such Third Party Patent Right, Braeburn shall notify Titan (a “Third Party Patent Right Notice”). Upon receipt of the Third Party Patent Right Notice, Titan shall notify Braeburn whether it agrees with, or objects to, Braeburn’s need for such Third Party Patent Right, no later than ten (10) Business Days following Titan’s receipt of the Third Party Patent Right Notice. In the event Titan agrees with, or fails to timely object to, the need for such Third Party Patent Right, Titan and Braeburn shall coordinate and act in good faith to enter into a commercially reasonable license agreement or agreements with such Third Party granting Titan and Braeburn licenses to such Third Party Patent Rights in the Titan Territory and the Territory, respectively. In the event Titan timely objects to the need for such Third Party Patent Right (a “Third Party Patent Right Dispute”), such Third Party Patent Right Dispute shall be resolved using an independent Third Party patent counsel selected by Braeburn and reasonably acceptable

*** This portion of the agreement has been intentionally omitted and has been filed separately with the U.S. Securities and Exchange Commission and confidential treatment of such portion has been requested pursuant to 5 U.S.C. §552(b)(4); 17 C.F.R. §200.80(6)(4).

to Titan. The Parties agree that the decision of such patent counsel shall be final and binding and not subject to Article 15 or Section 16.6, ***. For the avoidance of doubt, if Titan agrees with, or fails to timely object to, the need for such Third Party Patent Right, or the independent Third Party patent counsel finds that such Third Party Patent Rights are necessary for the sale of the Licensed Product in the Territory, Braeburn shall have the right, in its sole discretion, to enter into a definitive license agreement for such Third Party Patent Rights on commercially reasonable terms and conditions and shall provide a copy of such license agreement to Titan.

(b) If in accordance with this Section 6.3, Braeburn enters into an agreement with a Third Party in order to obtain licenses under such Third Party Patent Rights then, upon entry into any such agreement(s) and thereafter during the remainder of the Agreement Term, the amounts payable under Section 6.2 shall be reduced by *** percent (***%) of the royalties on net sales of Licensed Product paid by or on behalf of Braeburn to such Third Party(ies) in connection with obtaining such rights; provided however, that in no event shall the Royalty payable to Titan be reduced as a result of this Section 6.3 by more than *** percent (***%) of the Royalties otherwise due to Titan in a particular Calendar Quarter; and provided, further, that amounts payable to such Third Party that are not used by Braeburn in a particular Calendar Quarter to reduce the Royalties due to Titan in such Calendar Quarter may be carried over to subsequent Calendar Quarters until fully used in accordance with this Section 6.3.

6.4 Reports and Payments.

(a) Within thirty (30) days after the end of each Calendar Quarter following Launch that begins or ends during the Agreement Term, Braeburn shall furnish to Titan a written report (each, a “Royalty Report”) showing:

(i) all Net Sales during (A) such Calendar Quarter, including a reconciliation to Gross Sales and a breakdown of all estimated Permitted Deductions from the gross amount invoiced to arrive at Net Sales, and (B) the Calendar Year to date through the end of such Calendar Quarter; and

(ii) a calculation of Royalties for such Calendar Quarter; and

(iii) if the actual Net Sales and/or Permitted Deductions for a previous Calendar Quarter differ from the amounts previously reported to Titan, a reconciliation of such difference, and a calculation of the adjustment to the Royalties payable with respect to such preceding Calendar Quarter as a result of such review (a “Royalty True-Up”).

(b) Each such Royalty Report shall be accompanied by payment of the Royalties due under Sections 6.2, plus or minus any adjustment of Royalties previously paid, calculated in accordance with the immediately preceding clause (a)(iii) of this Section 6.4, as applicable.

(c) Within 120 days after the Calendar Quarter during which this Agreement terminates or expires (the “Final Royalty Period”), Braeburn shall furnish to Titan a

*** This portion of the agreement has been intentionally omitted and has been filed separately with the U.S. Securities and Exchange Commission and confidential treatment of such portion has been requested pursuant to 5 U.S.C. §552(b)(4); 17 C.F.R. §200.80(6)(4).

final Royalty True-Up with respect to such Calendar Quarter (the “Final Royalty True-Up Report”). If the Final Royalty True-Up Report indicates that additional Royalties are payable with respect to the Final Royalty Period, such Final Royalty True-Up Report shall be accompanied by payment of such additional Royalties. If the Final Royalty True-Up Report indicates that Royalties were overpaid with respect to the Final Royalty Period, Titan shall pay to Braeburn an amount equal to such overpayment within thirty (30) days following the delivery of the Final Royalty True-Up to Titan. If Titan disagrees with the Final Royalty True-Up Report, Titan shall notify Braeburn within twenty (20) days after receipt thereof and such disagreement shall be resolved pursuant to Section 6.6, below.

(d) Braeburn shall keep and shall require its Affiliates and its or their sublicensees to keep complete and accurate records in connection with the purchase, use and/or sale by or for it of Products hereunder in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this Article 6.

(e) Without limiting any Party’s remedies hereunder, in the event payments required to be made under this Section 6.4 or any other provision of this Agreement are not made on or prior to the required payment date, the amount of the late payment shall bear interest at the per annum rate of ***, or the maximum rate allowable by Law, whichever is lower.

(f) Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be calculated in accordance with GAAP. All payments due by one Party to the other Party under this Agreement shall be payable in United States dollars. In addition, all calculations herein shall give pro-rata effect to and shall proportionally adjust (by giving effect to the number of applicable days in such Calendar Quarter) for any Calendar Quarter that is shorter than a standard Calendar Quarter or any Calendar Year (or twelve month period) that is shorter than four consecutive full Calendar Quarters or twelve consecutive months, as applicable.

6.5 Taxes. Titan alone shall be responsible for paying any and all taxes (other than withholding taxes required by Law to be paid by Braeburn) levied on account of, or measured in whole or in part by reference to, any payments it receives under this Agreement. Braeburn shall deduct or withhold from such payments any taxes that it is required Law to deduct or withhold. Notwithstanding the foregoing, if Titan is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Braeburn or the appropriate Governmental Authority (with the assistance of Braeburn to the extent that this is reasonably required and is expressly requested in writing) the forms (completed in a manner satisfactory to Braeburn) necessary to reduce the applicable rate of withholding or to relieve Braeburn of its obligation to withhold tax, and Braeburn shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Braeburn has received evidence, in a form satisfactory to Braeburn, of Titan’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the payments are due. If, in accordance with the foregoing, Braeburn withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount and send to Titan proof of such payment as soon as reasonably practicable following that payment.

*** This portion of the agreement has been intentionally omitted and has been filed separately with the U.S. Securities and Exchange Commission and confidential treatment of such portion has been requested pursuant to 5 U.S.C. §552(b)(4); 17 C.F.R. §200.80(6)(4).

6.6 Audits.

(a) Independent Audit.

(i) During the Agreement Term, each Party (the “Auditing Party”), upon prior written notice to the other Party (the “Audited Party”) and at a mutually agreeable time, but in no event more than once in any twelve (12) month period, shall permit an independent certified public accounting firm of recognized standing selected by the Audited Party and reasonably acceptable to the Auditing Party, to have access during normal business hours to the records of the Audited Party as may be reasonably necessary to verify, in the case of Braeburn’s records, the accuracy of the reports, including the Royalty Report, under Section 6.4, and in the case of Titan’s records, the calculation of any Fully Burdened Cost or Product Procurement Costs; provided however, that any audit conducted under this Section 6.6 may only be for any year or years ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to the Auditing Party only whether the reports are correct or incorrect, the specific details concerning any discrepancies (including, if applicable, the accuracy of the calculation of Net Sales, and the resulting effect of such calculations on the amounts payable by the Audited Party under this Agreement), but no other information shall be disclosed to such Auditing Party.

(ii) If there is a dispute between the Parties following any audit performed pursuant to Section 6.6(a)(i), either Party may refer the issue (an “Audit Disagreement”) to a second independent certified public accounting firm of recognized standing (the “Independent Expert”) for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

(A) The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 6.6(a)(ii).

(B) Within five (5) Business Days of the giving of such notice, the Parties shall jointly select a recognized national accounting firm to act as the Independent Expert to resolve such Audit Disagreement.

(C) The Audit Disagreement submitted for resolution shall be described by the Parties to such Independent Expert, which description may be in written form, within ten (10) Business Days of the selection of such Independent Expert.

(D) Such Independent Expert shall render a decision on the matter as soon as practicable.

(E) The decision of such Independent Expert shall be final and binding and shall not be subject to Article 15 or Section 16.6 unless such Audit Disagreement involves alleged fraud, breach of this Agreement, or construction or interpretation of any of the terms and conditions hereof.

(b) If, pursuant to Section 6.6(a)(i) or 6.6(a)(ii), as applicable, an accounting firm concludes that additional amounts were owed during a year, the Audited Party shall pay the additional payments plus interest as set forth in Section 6.4(e) above on the amount of such additional payments, within ten (10) days of the date the Auditing Party delivers to the Audited Party such accounting firm’s written report so concluding. In the event such accounting firm concludes that amounts were overpaid by the Audited Party during such period, the Auditing Party shall repay the Audited Party the amount of such overpayment plus interest as set forth in Section 6.4(e) above on the amount of such overpayment, within ten (10) days after the date the Auditing Party delivers to the Audited Party such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the Auditing Party; provided, however, that, if an error in favor of the Auditing Party of more than *** percent (***%) of the payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by the Audited Party.

(c) Each Party shall treat all financial information subject to review under this Section 6.6 in accordance with the confidentiality provisions of Article 11.

7.	Representations and Warranties

7.1 General Representations. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) Such Party is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

(b) The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and does not and will not (i) violate any provision of any Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws or other organizational or governing documents; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

(c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at Law;

(d) Such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this Agreement, nor will such Party undertake any such obligation during the Agreement Term;

(e) Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement;

(f) Neither Party, nor any of its Affiliates, are a party to, or are otherwise bound by, any oral or written contract that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement;

(g) Neither Party, or, to the knowledge of such Party, any Third Party acting by or on behalf of such Party in connection with the manufacture, development or commercialization of the Compound, Product or any Licensed Product has been debarred or is subject to debarment, and neither Party shall knowingly engage or use any Third Party in connection with the of the manufacture, development or commercialization of the Compound, Product or any Licensed Product that has been debarred; each Party agrees to notify the other Party in writing promptly if it, or if it has knowledge that, any of its licensors or any entity acting on its behalf in any capacity in connection with the manufacture, development or commercialization of the Compound, Product or any Licensed Product, is debarred or becomes the subject of any threatened or pending action, suit, claim, investigation, legal or administrative proceeding relating to debarment; and

(h) Such Party shall perform its obligations hereunder in accordance with all Laws.

7.2 Additional Representations and Warranties of Titan. Titan represents and warrants to Braeburn that as of the Effective Date:

(a) Titan exclusively Controls the Titan Intellectual Property in the Territory; and the Titan Intellectual Property owned by Titan and Titan’s interest as a licensee in and to any such Titan Intellectual Property is not subject to any encumbrance, lien or claim of ownership by any Third Party in the Territory. The Titan Intellectual Property in the Territory constitutes all of the Patent Rights and Know-How Controlled by Titan which are necessary for Braeburn to develop, manufacture, commercialize and Promote the Compound, Product and Licensed Products in the Territory;

(b) Titan has not entered into any agreements, either oral or written, with any Third Party relating to the development, commercialization, manufacture or Promotion of the Compound, Product or any Licensed Product in or for the Territory, including any agreement granting rights under the Titan Intellectual Property in the Territory, that are in conflict with the rights granted to Braeburn under this Agreement;

(c) Titan has not received any written notice from any Third Party asserting or alleging that the development, manufacture, use or sale of the Compound, Product or any Licensed Product infringed any rights of such Third Party in the Territory and, to the knowledge of Titan, the development, manufacture, use or sale of the Compound, Product or any Licensed Product has not infringed any rights of any Third Party in the Territory;

(d) Other than reviews by the FDA in the ordinary course of business, there are no pending legal suits or proceedings involving the Titan Intellectual Property or the Compound, Product or any Licensed Product; and to Titan’s knowledge, there are no overtly threatened legal suits or proceedings in the Territory involving the Titan Intellectual Property or the Compound, Product or any Licensed Product;

(e) To Titan’s knowledge, Braeburn’s (i) use, importation, transportation, promotion, marketing, distribution, offering to sell, selling or otherwise disposing of or offering to dispose of the Compound, Product or any Licensed Product in the Territory, or (ii) the packaging or labeling of the Product or any Licensed Product that will be used, imported, transported, promoted, marketed, distributed, offered for sale, sold or otherwise disposed of or offered to be disposed of in the Territory, will not, in either case, infringe or misappropriate any Patent Rights or other intellectual property or proprietary right of any Third Party;

(f) No claim or demand has been asserted in writing against Titan alleging trademark infringement or misappropriation resulting from the use and/or registration of the Product Trademarks in existence as of the Effective Date;

(g) To Titan’s knowledge, the claims included in the issued Titan Patent Rights Covering the Products are valid and in full force and effect. To Titan’s knowledge, all fees required to be paid to the applicable Governmental Authority prior to the Effective Date to prosecute or maintain Titan Patents Rights in the Territory have been filed and have been paid;

(h) No person, other than former or current employees of Titan who are obligated in writing to assign his/her inventions to Titan, is an inventor of any of the inventions claimed in the Titan Patents Rights Covering the Product held by Titan and filed or issued as of the Effective Date, except for those Third Party inventors of those inventions that fall within any such Titan Patent Rights Covering the Products owned by Titan as to which Titan has obtained an assignment as of the Effective Date. All inventors of any inventions included within the Titan Patent Rights owned by Titan that are existing as of the Effective Date have assigned or have a contractual obligation to assign or license their entire right, title and interest in and to such inventions and the corresponding Patent Rights to Titan. No present or former employee or consultant of Titan has any financial interest (other than salary, bonus or options or capital stock in Titan) in or to the Titan Intellectual Property. No present or former employee or consultant of Titan owns or has any proprietary interest (other than salary, bonus or options or capital stock in Titan), direct or indirect, in the Titan Intellectual Property;

(i) Titan has used reasonable efforts to maintain the Titan Know-How as confidential and, to Titan’s Knowledge, no breach of such confidentiality has been committed by any Third Party except where any such breach would not materially adversely affect the ability of Braeburn to conduct the development or commercialization of the Product as contemplated hereunder;

(j) The development of the Product has been conducted prior to the Effective Date by Titan, and to Titan’s knowledge, all of its Third Party independent contractors, in compliance with all Laws;

(k) To Titan’s knowledge, (i) all Regulatory Documents filed with respect to the Product were, at the time of filing, true, complete and accurate in all material respects and (ii) no adverse event information is known by Titan that is materially different in terms of the incidence, severity or nature of such adverse events than any which were filed as safety updates to the Regulatory Documents for the Product;

(l) To Titan’s knowledge, neither it, its licensors, licensees, or any of its or their respective officers, employees, or agents (i) has made an untrue statement of material fact or fraudulent statement to FDA or any other Regulatory Authority with respect to the development of the Product or any Licensed Product, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the development of the Product or any Licensed Product, or (iii) committed an act, made a statement, or failed to make a statement with respect to the development of the Product or any Licensed Product that would provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto; and

(m) All information, documentation and other materials furnished or made available by Titan to Braeburn during Braeburn’s period of due diligence prior to the Effective Date or during the Agreement Term are and will be true, complete, and correct in all material respects.

7.3 Additional Representations and Warranties of Braeburn. Braeburn represents and warrants to Titan that as of the Effective Date:

(a) Braeburn has previously delivered to Titan a true and complete copy of the balance sheet for Braeburn as of the Effective Date (the “Balance Sheet”); the Balance Sheet was prepared in good faith by Braeburn and fairly presents in all material respects the financial condition of Braeburn as of the Effective Date;

(b) Braeburn has previously delivered to Titan evidence satisfactory to Titan of an aggregate of $150,000,000 (one hundred and fifty million dollars) in funding commitments which are contractually committed for support of Braeburn’s obligations under this Agreement (the “Financing Commitment”); the Financing Commitment is in full force and effect and Braeburn is not aware of any fact, occurrence or condition which would cause it to believe that the financing referenced in the Financing Commitment will not be consummated as of the Effective Date; giving effect to the financing referenced in the Financing Commitment, Braeburn has sufficient cash and other cash equivalents to pay all amounts due and perform and consummate the obligations to be performed by Braeburn as of the Effective Date;

(c) Braeburn is an indirect, wholly-owned subsidiary of Apple Tree Partners IV, L.P. (“Parent”), an exempted limited partnership organized under the laws of the Cayman Islands;

(d) Braeburn has previously delivered to Titan true and correct copies of the organizational documents of Braeburn, Parent, and the entities through which Parent owns the equity interest in Braeburn (the “Governing Documents”); each of the Governing

Documents is in full force and effect and there is no arrangement, understanding or agreement existing or contemplated to amend or modify in any material respect any of the Governing Documents; the parties to the Governing Documents have complied with the terms of or performed their respective obligations thereunder;

(e) Braeburn has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of Products in the Territory and has solely relied on such analysis and evaluation in deciding to enter into this Agreement; and

(f) All information, documentation and other materials furnished or made available by Braeburn to Titan relating to Braeburn prior to the Effective Date or during the Agreement Term are and will be true, complete, and correct in all material respects.

(g) Neither Braeburn nor any of its equity holders nor any of their respective beneficial owners (a) is listed on any Government Lists (as defined below), (b) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of the Office of Foreign Assets Control (“OFAC”) or in any enabling legislation or other Presidential Executive Order in respect thereof, (c) has been previously indicted for or convicted of any Patriot Act Offense (as defined below), or (d) is currently under investigation by any governmental authority for alleged criminal activity in connection with any Patriot Act Offense. For purposes hereof, the term “Patriot Act Offense” means (i) any violation of the criminal laws of the United States of America, or that would be a criminal violation if committed within the jurisdiction of the United States of America, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, (D) the Money Laundering Control Act of 1986, or (E) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001; and (ii) the crime of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense under clause (i). For purposes hereof, the term “Government Lists” means (x) the Specially Designated Nationals and Blocked Persons Lists maintained by the OFAC, (y) any other list of terrorists, terrorist organizations, or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that is now included in “Government Lists,” or (z) any similar lists maintained by the United States Department of State, the United States Department of Commerce, or any other government authority or pursuant to any Executive Order of the President of the United States of America that is now included in Government Lists.

7.4 Disclaimer of Additional Warranties. EXCEPT AS SET FORTH HEREIN, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF SUCH PURPOSE.

7.5 Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY A PARTY, A BREACH OF ARTICLE 11, OR FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER ARTICLE 13, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS AND WITH RESPECT TO TITAN AS THE PARTY SEEKING DAMAGES, LOST MILESTONES OR LOST ROYALTIES).

8.	Patent Matters

8.1 Ownership. As between the Parties, Titan shall have and retain all right, title and interest in or Control over, as applicable, all Titan Patent Rights, inventions, discoveries, and Titan Know-How concerning Products, including formulations thereof, or methods of making or using same which have been made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority prior to the Effective Date. As between the Parties, during the Agreement Term, except as otherwise provided in and subject to the terms of this Agreement, (a) Titan shall have and retain all rights, title and interest in all inventions, discoveries and know-how relating to Products, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated, solely by Titan’s employees, agents, or other persons acting under its authority (“Titan Inventions”); (b) Braeburn shall have and retain all rights, title and interest in all inventions, discoveries and know-how relating to Products, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated, singly by Braeburn’s employees, agents, or other persons acting under its authority (“Braeburn Inventions”); and (c) the Parties shall jointly own all right, title and interest in its interest in all inventions, discoveries and know-how relating to Products, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated jointly by Titan’s employees, agents, or other persons acting under Titan’s authority and Braeburn’s employees, agents, or other persons acting under Braeburn’s authority (“Joint Inventions”), subject to the license granted to Braeburn under this Agreement. Titan shall notify Braeburn promptly of any Titan Inventions, and Braeburn shall notify Titan promptly of any Braeburn Inventions. For the avoidance of doubt, subject to and solely in accordance with the rights and licenses granted under and the terms and conditions of this Agreement, (i) Braeburn shall have the right to use, practice and otherwise exploit any and all Titan Inventions and Joint Inventions in the Territory, (ii) Titan reserves the right to use, practice or otherwise exploit any and all Titan Inventions and/or Joint Inventions, and (iii) neither Party shall have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit Joint Inventions in the Territory, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Laws of any jurisdiction to require any such approval or accounting.

8.2 Maintenance and Prosecution. Braeburn shall have the first right to Prosecute and Maintain, in Titan’s name, the Titan Core Patents and, in the names of both Parties, any patent application(s) or patent(s) arising from Joint Inventions, using patent counsel selected by Braeburn and reasonably acceptable to Titan, and shall be responsible for the payment of all Prosecution and Maintenance costs. Braeburn agrees to keep Titan informed of the course of patent prosecution or other proceedings, including by providing Titan with copies of office actions and communications received by Braeburn from, and communications sent by Braeburn to, the United States Patent and Trademark Office and foreign patent offices concerning such Patent Rights. Braeburn shall solicit Titan’s review of the nature and text of such patent applications and prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and Braeburn shall consider in good faith Titan’s reasonable comments related thereto. Upon Braeburn’s request, Titan shall reasonably cooperate in the Prosecution and Maintenance of any such patent application or patent. If Braeburn elects not to Prosecute and Maintain a patent application or patent included in such Patent Rights in the Territory, it shall provide Titan with no less than ninety (90) days’ written advance notice sufficient to avoid any loss or forfeiture. In such event Titan shall have the right, but not the obligation, at its sole expense, to Prosecute and Maintain such patent application or patent as owner thereof and, at Titan’s election and upon not less than thirty (30) days’ prior written notice to Braeburn, such patent application or patent shall no longer be deemed or included in Patent Rights under this Agreement. Titan shall have the sole right to Prosecute and Maintain any patent application(s) or patent(s) arising from the Titan Inventions, at its sole expense.

8.3 Third Party Infringement.

(a) Each Party shall promptly give the other Party notice of, and share all available information in connection with, any actual or suspected infringement in the Territory of any patent included in the Titan Patent Rights and the Parties’ interests in Joint Inventions (collectively, the “Parties’ Patent Rights”), which comes to such Party’s attention. The Parties will thereafter consult and cooperate to determine a course of action, including the commencement of legal action by any Party.

(b) Braeburn shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Titan and/or Braeburn, or to control the defense of any declaratory judgment action relating to the Titan Core Patents in the Territory. Titan shall render, at its expense, all assistance reasonably requested in connection with any action taken by Braeburn or to prevent such infringement. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Braeburn; provided that Braeburn shall not, settle any such claim or proceeding in a manner that adversely affects Titan’s rights under this Agreement, restricts in any material respect the future enforcement of the Titan Patent Rights, or results in any monetary payment by or financial loss to Titan, without Titan’s written consent, which consent shall not be unreasonably withheld.

(c) If, within a period of ninety (90) days after the first notice of infringement is provided under Section 8.3(a) Braeburn elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Section 8.3(b), Titan may elect to do so, and the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by Titan and any award of any damages shall be solely retained by Titan, provided that Titan shall not, settle any such claim or proceeding relating to the Parties’ Patent Rights licensed hereunder in a manner that adversely affects Braeburn’s rights under this Agreement, or results in any monetary payment by or financial loss to Braeburn, without the prior written consent of Braeburn, which consent shall not be unreasonably withheld.

(d) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to defend, prosecute and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request. Any recovery or award obtained by either Party as a result of any such action or settlement shall be shared as follows:

(i) the Party that initiated and prosecuted or maintained the defense of, the action shall recoup all of its costs and expenses (including all court and reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent possible, recover its reasonably documented costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with the action;

(iii) if Titan initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by Titan; and

(iv) if Braeburn initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Braeburn, net of an amount that shall be paid to Titan equal to the Royalties that would have been payable to Titan if such remainder of the recovery or settlement proceeds constituted Net Sales.

8.4 Third Party Intellectual Property.

(a) In the event that a Party becomes aware of any claim that the manufacture, import, use, offer for sale, or sale of a Product hereunder infringes the intellectual property rights of any Third Party in the Territory, such Party shall promptly notify the other Party.

(b) Braeburn shall have the first right, but not the obligation, to defend any action in the Territory related to the intellectual property rights of any Third Party or to initiate and prosecute legal action related to the intellectual property rights of any Third Party at its own expense and in the name of Titan and/or Braeburn. Titan shall render, at its expense, all assistance reasonably requested in connection with any action taken by Braeburn. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Braeburn; provided that Braeburn shall not, settle any such claim or proceeding in a manner that adversely affects Titan’s rights under this Agreement, restricts in any material respect the future enforcement of the Titan Patent Rights, or results in any monetary payment by or financial loss to Titan, without Titan’s written consent, which consent shall not be unreasonably withheld.

(c) If Braeburn elects not to defend an infringement action in any country in the Territory as provided in Section 8.4(b), and Titan elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any infringement action defended, shall be borne solely by Titan; provided that Titan shall not, settle any such claim or proceeding relating to the Parties’ Patent Rights licensed hereunder in a manner that adversely affects Braeburn’s rights under this Agreement, or results in any monetary payment by or financial loss to Braeburn, without the prior written consent of Braeburn, which consent shall not be unreasonably withheld.

(d) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

8.5 Patent Term Extensions. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by either Party. Any expenses incurred by the Parties in connection with the foregoing shall be (a) shared equally if both Parties agree to pursue such patent term extension or restoration or supplemental protection certificates or their equivalents or (b) borne by Braeburn if Titan does not agree that the Parties should pursue such patent term extension or restoration or supplemental protection certificates or their equivalents. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, Titan shall have the right but not the obligation to make the election. If Titan chooses in its sole discretion not to pursue such patent term extension, then at Braeburn’s request Titan, shall authorize Braeburn to act as Titan’s agent for the purpose of making any application for any extensions of the term of any such Titan Patent Rights in the Territory and Titan shall provide all reasonable assistance therefore to Braeburn at Braeburn’s expense.

9.	Trademark Matters

9.1 General. It is the intent of the Parties that Braeburn will use the Product Trademarks on and in connection with the marketing, sale, advertising and/or Promotion of Products in the Territory.

9.2 Maintenance. The Parties shall use Commercially Reasonable Efforts to maintain their respective registrations of the Product Trademarks in the Territory. If necessary to permit Titan to use any Product Trademarks registered by Braeburn after the Effective Date, and in accordance with such use, Braeburn shall make application to register Titan as a permitted user or registered user of such Product Trademarks.

9.3 Use of Product Trademarks. All packaging materials, package inserts, labels, labeling, and marketing, sales, advertising and Promotional Materials relating to Products and distributed in the Territory shall properly display the Product Trademark notice in the form and style and with a placement determined by Braeburn.

9.4 Enforcement. Braeburn and Titan shall cooperate with each other and use Commercially Reasonable Efforts to protect the Product Trademarks from infringement by Third Parties. Without limiting the foregoing, each Party shall promptly notify the other Party of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to the Product Trademarks and shall share with the other Party all information available to it regarding such infringement. Braeburn shall have the first right to determine in its discretion whether to and to what extent to institute, prosecute and/or defend any action or proceedings involving or affecting any rights relating to the Product Trademarks in the Territory. Upon Braeburn’s reasonable request, Titan shall cooperate with and assist Braeburn in any of Braeburn’s enforcement efforts with respect to the Product Trademarks in the Territory. If Braeburn determines not to take action against any actual or suspected infringement of the Product Trademark in the Territory within ninety (90) days after having become aware of such infringement, then Titan shall have the right, but not the obligation, to bring or assume control of any action against the allegedly infringing Third Party as Titan determines may be necessary in its sole discretion. In the event that Titan brings or assumes control of any such action, then Braeburn agrees to reasonably assist Titan in connection therewith. The Parties shall share equally in all costs and expenses reasonably incurred by either of them in connection with any such action, and, following each Party’s recovery of its respective costs and expenses, the Parties will share equally in all money damages, if any, recovered in connection with such action.

9.5 Avoidance of Confusion. Neither Titan nor Braeburn, nor any of their Affiliates nor licenses nor sublicensees, respectively, shall market, promote, sell and/or distribute in the Territory, or authorize or permit another to market, promote, sell and/or distribute in the Territory, any product other than a Product under the Product Trademarks or any confusingly similar trademark. Titan shall not contest the validity of or Braeburn’s rights in the Product Trademarks in the Territory or assist any Third Party in doing so. In the event that actual confusion should arise, or either Party reasonably believes that a likelihood of confusion may arise, in connection with the Parties’ respective uses of the Product Trademarks in the Territory, the Parties will fully cooperate in an effort to eliminate such confusion and to avoid the possibility of such a likelihood of confusion.

10.	Adverse Experiences

10.1 Procedures. The Parties shall establish operating procedures to report Adverse Experiences to Regulatory Authorities in accordance with Law; provided that, subject to Section 4.2(a), (a) prior to the NDA Transfer Date, Titan shall be responsible for the timely filing with the applicable Regulatory Authority of all Adverse Experience reports in the Territory, (b) after the NDA Transfer Date, Braeburn shall be responsible for the timely filing with the applicable Regulatory Authority of all Adverse Experience reports in the Territory, and (c) during the Agreement Term, Titan shall be responsible for the timely filing with the applicable Regulatory Authority of all Adverse Experience reports in the Titan Territory. Such operating procedures shall provide for the exchange of safety information between the Parties sufficient to enable each Party to comply with its legal obligations to report to the applicable Regulatory Authority, include any measures necessary for each Party to comply with Laws applicable to such Party. Each Party shall promptly provide the other Party with copies of all such reports, analyses, summaries and all submissions to the FDA or any other Regulatory Authority. The Adverse Experience procedures utilized in the preparation and filing of such reports will incorporate the provisions set forth in Section 10.2. The Parties agree to enter into a pharmacovigilance agreement prior to Launch.

10.2 Reporting. Prior to Launch, Braeburn will establish a toll-free phone number for patients, physicians and others to report Adverse Experiences. The costs of such reporting and of all services provided by any Third Party contractor in connection with Adverse Experiences hereunder shall be borne by Braeburn. Braeburn or a Third Party contractor will timely collect reasonable information about the Adverse Experiences, initiate and conduct reasonably required investigations, interact with Titan if physical or other testing of a Product appears to be reasonably required, determine the nature of the Adverse Experience based on data and reports it has obtained, and issue any reports, analyses or summaries of its activities as may be required by Law, including, prior to the NDA Transfer Date, providing to Titan on a timely basis such reports, which, in form and substance, are necessary and appropriate for Titan to file such periodic reports on a timely basis with the applicable Regulatory Authority. Copies of all such reports, including reports filed by Titan with the applicable Regulatory Authority, will be promptly provided to Braeburn.

10.3 Correspondence. All safety related reports and correspondence shall be addressed to such safety representative as may be designated by Braeburn and Titan.

10.4 Additional Rights. Notwithstanding anything in this Article 10 to the contrary, prior to the NDA Transfer Date, Titan shall have the right, at its own cost and expense, to conduct any investigations required under Law(s), and, subject to Section 4.2(a), to communicate with the FDA or the applicable Regulatory Authority regarding the results of those investigations, regarding Products and Product quality; provided, however, that upon Titan’s request, Braeburn shall provide reasonable assistance and cooperation in connection with any such investigations at Titan’s cost and expense.

11.	Confidentiality and Publicity

11.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the Agreement Term and for a period of seven (7) years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(b) is or becomes properly in the public domain or knowledge without breach by either Party;

(c) is subsequently disclosed to a receiving Party by a Third Party who, to the knowledge of the receiving Party, is lawfully able do so and, to the knowledge of the receiving Party, is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

11.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 11.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a) to governmental or other regulatory agencies in order to obtain Patent Rights pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Products, but such disclosure may be made only to the extent reasonably necessary to obtain such Patent Rights or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the FDA or another Regulatory Authority;

(b) in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates; potential or actual collaborators (including potential sublicensees); potential or actual investment bankers, accountants, investors, lenders, or acquirers; or employees, independent contractors (including consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 11 or to counsel for such Party; provided, however, that the receiving Party shall (i) undertake reasonable precautions to safeguard and protect the confidentiality of the Proprietary Information; (ii) remain responsible for any failure by any Person who receives Proprietary Information pursuant to this Article 11 to treat such Proprietary Information as required under this Article 11; and (iii) take all reasonable measures to restrain the receiving Party and any such Persons from prohibited or unauthorized disclosure or use in violation of this Article 11; or

(c) if required to be disclosed by Law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

If and whenever any Proprietary Information is disclosed in accordance with this Section 11.2, such disclosure shall not cause any such information to cease to be Proprietary Information except to the extent that such disclosure results in a public disclosure of such information (other than in breach of this Agreement). Where reasonably possible and subject to Section 11.3, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure pursuant to Sections 11.2(a)–(c) sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the receiving Party shall cooperate with the disclosing Party in such efforts.

11.3 Disclosure of Agreement to Governmental Authority. Without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the United States Securities and Exchange Commission and any successor agency having substantially the same functions (the “SEC”), other Governmental Authority or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business; provided however, that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable Law) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within two (2) Business Days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of a Product, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed, or otherwise provide a good faith reason to the other Party why such disclosure was not removed. Notwithstanding the foregoing, with respect to a SEC filing that includes this Agreement or any amendment hereto, the Party seeking the disclosure shall provide the other Party two (2) Business Days to review such disclosure and propose redactions to the Agreement to be filed with the SEC, which proposed redactions shall be considered in good faith.

11.4 Publications. Titan and Braeburn each acknowledge the other Party’s interest in publishing its results related to Products to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Accordingly, neither Party shall submit for written or oral publication any manuscript, abstract or the like relating to Products without the prior review by the other Party. Any Party proposing to submit such publication shall deliver the proposed publication or an outline of the oral disclosure at least ten (10) Business Days prior to planned submission or presentation (twenty-four (24) hours for a meeting abstract). At the reasonable request of the other Party, the submission of such publication may be delayed such that any issues of patent protection may be addressed. In the absence of any such request, upon expiration of the applicable period referred to in this Section 11.4 the publishing Party shall be free to proceed with the publication or presentation. If the other Party requests reasonable modifications to the publication to prevent disclosure of trade secret, Proprietary Information or proprietary business information prior to submission of the publication or presentation, the publishing Party shall so edit such publication. The contribution of each Party, if any, shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

11.5 Other Public Statements. Except as set forth in this Agreement or as required by Law, neither Party shall make any press release or other public announcement or other disclosure to a Third Party concerning the existence of or terms of this Agreement or relating to Products without the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such announcement or disclosure and shall not be unreasonably withheld. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty-eight (48) hours of receipt) review and recommend changes to any press release or announcement regarding this Agreement or the subject matter of this Agreement; provided, however that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to Products since the date of the previous disclosure.

11.6 No Rights to Use Name of Other Party. Except as provided herein, neither Party shall use the name, trademark, trade name or logo of the other Party in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.

12.	Term and Termination

12.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 12.2, shall extend for a period that shall expire on the later of (a) the fifteenth (15th) anniversary of the date of Launch of the last Product in the Territory or (b) the expiration of the last to expire patent included in the Titan Patent Rights in the Territory (the “Agreement Term”).

12.2 Early Termination. This Agreement may be terminated as follows:

(a) Either Party may, without prejudice to any other remedies available to it under this Agreement or at Law or in equity:

(i) terminate this Agreement prior to expiration of the Agreement Term in the event that the other Party (as used in this Article 12, the “Breaching Party”) has materially breached or defaulted in the performance of any of its material obligations hereunder, and has not cured such breach within (i) thirty (30) days after notice of such breach is provided by the non-breaching Party to the Breaching Party, in case such breach is a non-payment of any amount due under this Agreement (which shall be deemed a material breach of a material obligation) and (ii) sixty (60) days (or, if such breach cannot be cured within such sixty (60) day period, if the Breaching Party does not commence and diligently continue actions to cure such breach during such sixty (60) day period) after notice of such breach is provided by the non-breaching Party to the Breaching Party for other cases of breach. The termination shall become effective at the end of the (x) thirty (30) day period in case the breach is a non-payment of any amount due under this Agreement if the Breaching Party has not cured such breach during such thirty (30) day period, or (y) sixty (60) day period for other cases of breach unless (A) the Breaching Party cures such breach during such sixty (60) day period, or (B) if such breach is not susceptible to cure within such sixty (60) day period, the Breaching Party has commenced and is diligently pursuing a cure (unless such breach is not a willful breach and, by its nature, is incurable, in which case the Agreement may not be terminated unless the Breaching Party fails use its best Commercially Reasonable Efforts to prevent a similar subsequent breach). The right of either Titan or Braeburn to terminate this Agreement as provided in this Section 12.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default; or

(ii) immediately terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if such other Party consents to the involuntary proceeding or such proceeding is not dismissed within sixty (60) days after the filing thereof.

(b) Titan may, without prejudice to any other remedies available to it under this Agreement or at Law or in equity, terminate this Agreement:

(i) on thirty (30) days written notice to Braeburn, if Braeburn, following Launch, discontinues commercial sale of Product for a period of three (3) months or more for reasons unrelated to Force Majeure, regulatory or safety issues or manufacturing or Product quality issues and subsequently fails to resume sales of a Product within thirty (30) days of having been notified in writing of such failure by Titan; or

(ii) upon written notice to Braeburn in the event Braeburn or any of its Affiliates or sublicensees commences any legal proceeding seeking to challenge or otherwise dispute the validity or ownership of any of the Titan Patent Rights or any of the claims therein, or knowingly assists any Third Party to do any of the foregoing, which termination shall be effective on the date set forth in such notice.

(c) Braeburn may, without prejudice to any other remedies available to it under this Agreement or at Law or in equity:

(i) terminate this Agreement immediately upon written notice to Titan, in the event that Braeburn is unable, notwithstanding Braeburn’s good faith efforts to do so, to enter into an agreement with the Celanese Corporation or another available commercial supplier for supply of pharmaceutical grade EVA to Braeburn (each, a “EVA Supplier”). If an EVA Supplier does enter into an agreement to supply EVA to Braeburn (an “EVA Supply Agreement”), Braeburn may terminate this Agreement immediately upon written notice to Titan in the event that Braeburn terminates such an EVA Supply Agreement due to a material breach by the EVA Supplier, or the EVA Supplier otherwise fails to provide EVA to Braeburn in accordance with the terms of such EVA Supply Agreement for a period of at least three (3) months;

(ii) in the event (A) Titan receives from the FDA a complete response letter advising that the Product NDA as filed by Titan for the Initial Indication will not be approved and that additional clinical studies and/or other development will be required to be performed prior to receipt of Regulatory Approval of Product for the Initial Indication (“Additional Registration Studies”) and (B) such Additional Registration Studies would materially adversely impact the timing or cost required to be incurred by Braeburn for such Regulatory Approval such that Braeburn reasonably believes in good faith either (x) that that the

NDA Transfer Date will occur on or after January 1, 2015 or (y) that the costs of such Additional Registration Studies would exceed ***, then within thirty (30) days after receipt of such complete response letter, Braeburn shall, in its sole discretion, have the right and shall notify Titan in writing of its decision either to (xx) terminate this Agreement upon thirty (30) days written notice to Titan, or (yy) continue to proceed to obtain FDA Approval despite the foregoing, in which case, Braeburn shall have the right to set-off against the required milestone payment set forth in Section 6.1(b)(i) an amount equal to the amount by which the actual costs of the Additional Registration Studies exceeds *** up to a maximum set-off of *** (the “Milestone Set-off”), it being understood that there is no right of termination in the event that Additional Registration Studies are required other than as specifically set forth above;

(iii) terminate this Agreement at any time, on a country-by-country basis, upon six (6) months prior written notice to Titan, following the first occurrence of any Significant Competition in such country, as defined in the next sentence. “Significant Competition” shall be deemed to exist if, after the introduction in such country of a pharmaceutical product approved by the FDA as a generic drug referenced to Product, for use as a subdermal delivery of buprenorphine, for the treatment of opioid dependence or chronic pain, for a period of three (3) months or longer following a single treatment procedure, aggregate Net Sales of Product in any two (2) consecutive Calendar Quarters is at least *** less than aggregate Net Sales in the two (2) consecutive Calendar Quarters completed immediately prior to such introduction; or

(iv) terminate this Agreement immediately upon written notice to Titan, if Braeburn determines in good faith that it is not advisable for Braeburn to continue to transport, promote, market, distribute, offer to sell, sell or otherwise dispose of or offer to dispose of the Compound, Product or any Licensed Products in the Territory as a result of an actual or perceived serious safety issue regarding the Compound, Product or any Licensed Products.

12.3 Rights Not Affected. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Braeburn and Titan shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against a Party under the Bankruptcy Code, the other Party shall be entitled to all applicable rights under Section 365 (including 365(n)) of the Bankruptcy Code. Upon rejection of this Agreement by Titan or a trustee in bankruptcy for Titan, pursuant to Section 365(n) Braeburn may elect (a) to treat this Agreement as terminated by such rejection or (b) to retain its rights (including any right to enforce any exclusivity provision of this Agreement, but excluding any other right under non-bankruptcy law to specific performance of this Agreement) to intellectual property (including any embodiment of such intellectual property to the extent protected by applicable non-bankruptcy law as such rights existed immediately before such bankruptcy case commenced) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by Braeburn as of right, subject, however, to the continued payment of

*** This portion of the agreement has been intentionally omitted and has been filed separately with the U.S. Securities and Exchange Commission and confidential treatment of such portion has been requested pursuant to 5 U.S.C. §552(b)(4); 17 C.F.R. §200.80(6)(4).

all amounts owing under Section 6.2 of this Agreement, all of which amounts shall be deemed to be royalties for purposes of Section 365(n) of the Bankruptcy Code. For the avoidance of doubt, other than those payments paid by Braeburn to Titan pursuant to Section 6.2, no other amounts payable under this Agreement shall be deemed royalties for purposes of Section 365(n) of the Bankruptcy Code. If, following rejection of this Agreement, Braeburn wishes to retain its rights hereunder, then upon Braeburn’s written request to the trustee in bankruptcy or to Titan, the trustee or Titan, as applicable, shall (i) provide to Braeburn any intellectual property (including any embodiment of such intellectual property) held by the trustee or Titan and shall provide to the Braeburn a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and (ii) not interfere with the rights of Braeburn to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a Third Party.

12.4 Effect of Expiration or Termination.

(a) By Titan. In the event of termination of this Agreement by Titan pursuant to Section 12.2, the following shall be applicable: (i) to the extent permitted by Law, Braeburn shall promptly transfer to Titan copies of all data, reports, records and materials in Braeburn’s possession or Control that relate to Products and return to Titan all relevant records and materials in Braeburn’s possession or Control containing Proprietary Information of Titan (provided that Braeburn may keep one (1) copy of such Proprietary Information of Titan for archival purposes solely for the purpose of compliance with this Agreement) and (ii) Braeburn shall transfer to Titan ownership of, and assign to Titan all of its right, title and interest in and to, the Product NDA and any regulatory filings made or filed for Products in the Territory by Braeburn or its designees. Subject to the payment of all undisputed amounts required hereunder, Braeburn and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Product or Licensed Product, if applicable, subject to this Agreement on hand at the time of such termination or in process of manufacture; provided, however, that, at Titan’s request, Braeburn shall return to Titan any Product or Licensed Product that has not been sold or used within six (6) months following such termination and Titan shall reimburse Braeburn’s procurement costs related to such Product or Licensed Product, respectively, to the extent such costs have been previously been paid by Braeburn to Titan.

(b) By Braeburn. In the event of termination of this Agreement by Braeburn pursuant to Section 12.2, Titan shall promptly return to Braeburn all relevant records and materials in Titan’s possession or Control containing Proprietary Information of Braeburn (provided that Titan may keep one (1) copy of such Proprietary Information of the terminating Party for archival purposes solely for the purpose of compliance with this Agreement). Subject to the payment of all undisputed amounts required hereunder, Braeburn and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Product or Licensed Product, if applicable, subject to this Agreement on hand at the time of such termination or in process of manufacture; provided, however, that, at Titan’s request, Braeburn shall return to Titan any Product or Licensed Product that has not been sold or used within six (6) months following such termination and Titan shall reimburse Braeburn’s procurement costs related to such Product or Licensed Product, respectively, to the extent such costs have been previously been paid by Braeburn to Titan.

(c) Expiration. Upon expiration of this Agreement, all rights and licenses granted to Braeburn hereunder with respect to the Titan Intellectual Property shall be deemed fully paid up and shall survive such expiration, and Braeburn shall be relieved of any obligation to pay Titan any Royalties or other fees hereunder except those undisputed fees that accrued prior to the date of expiration.

(d) Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including all accrued payment obligations arising under Articles 6 and 14. In addition to any other provisions of this Agreement that, by their terms continue after the expiration of this Agreement, Articles 1, 15 and 16, Sections 4.2(e) (last sentence only), 7.4, 7.5, 8.1, 8.2, 9.1, 9.2, 12.4(a)–(c) (to the extent applicable), and this 12.4(d) shall survive the expiration or termination of this Agreement. Additionally, the provisions of Articles 11 and 13 shall survive the expiration or termination of this Agreement and shall continue in effect for seven (7) years after the date of expiration or termination. In addition, any other provisions required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at Law, or in equity, or otherwise.

13.	Indemnification and Insurance

13.1 Indemnity.

(a) Parties. For purposes of this Article 13, “Titan Indemnified Parties” refers to Titan, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Titan and its Affiliates, and “Braeburn Indemnified Parties” refers to Braeburn, its Affiliates and officers, directors, employees, shareholders, members, partners, agents and successors and assigns of Braeburn and its Affiliates.

(b) Limitations. In no event shall either Party be liable for or have any obligation to compensate or indemnify the other Party’s indemnified Parties for any indirect or consequential damages claimed by such other Party other than in connection with their respective indemnification obligations set forth in this Article 13, including the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement or breach thereof.

13.2 Braeburn Indemnification. Braeburn shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Titan Indemnified Parties from and against from and against any and all Losses incurred by any of them in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) in connection with, arising from or occurring as a result of: (a) the breach by Braeburn of any of its obligations under this Agreement; (b) the breach or inaccuracy in any material respect of any representation or warranty made by Braeburn in this Agreement; (c) any claim or assertion that any representative or other person who is employed by Braeburn is an employee of

Titan; (d) the manufacturing, use, marketing, sale, promotion, packaging, labeling, storage or distribution of Licensed Products in the Territory by Braeburn, its Affiliates or any of its or their respective sublicensees or distributors, including any death, personal injury or other product liability arising out of or related to the Licensed Products, excluding any claims by a Third Party that the marketing, sale, promotion, packaging, labeling, storage or distribution of Licensed Products in the Territory by Braeburn infringes or misappropriates any patent or other intellectual property or proprietary right of such Third Party; (e) the negligence, recklessness or willful misconduct of any Braeburn Indemnified Party in performing any activities in connection with this Agreement; or (f) any claim by any sublicensee of Braeburn, in each case except for those Losses for which Titan has an obligation to indemnify any Braeburn Indemnified Parties pursuant to Section 13.3, as to which Losses each Party shall indemnify each of the Titan Indemnified Parties or Braeburn Indemnified Parties, as applicable, for the applicable Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the applicable Third Party Claim.

13.3 Titan Indemnification. Titan shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Braeburn Indemnified Parties from and against from and against any and all Losses incurred by any of them in connection with any and all Third Party Claims in connection with, arising from or occurring as a result of: (a) the breach by Titan of any of its obligations under this Agreement; (b) the breach or inaccuracy in any material respect of any representation or warranty made by Titan in this Agreement; (c) any claim or assertion that any representative or other person who is employed by Titan is an employee of Braeburn; (d) the manufacturing, use, marketing, sale, promotion, packaging, labeling, storage or distribution of Licensed Products in the Titan Territory by Titan, its Affiliates or any of its or their respective licensees or distributors, including any death, personal injury or other product liability arising out of or related to the Licensed Products; (e) the negligence, recklessness or willful misconduct of any Titan Indemnified Party in performing any activities in connection with this Agreement; or (f) any claim by any upstream licensor of Titan, in each case except for those Losses for which Braeburn has an obligation to indemnify any Titan Indemnified Parties pursuant to Section 13.2, as to which Losses each Party shall indemnify each of the Braeburn Indemnified Parties or Titan Indemnified Parties, as applicable, for the applicable Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the applicable Third Party Claim.

13.4 Indemnification Procedure. Each Party shall promptly notify the other Party in writing of any Claim. Concurrent with the provision of notice pursuant to this section, the indemnified Party shall provide to the other Party copies of any complaint, summons, praecipe, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The indemnifying Party and indemnified Party shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify except to the extent such failure materially prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the indemnified Parties, including making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim or suit that has been assumed by the indemnifying Party; provided however, that the indemnifying Party shall have no obligations with respect to any Losses resulting from the indemnified Party’s settlement of such Claim without the prior written consent of the indemnifying Party.

13.5 Settlement of Indemnified Claims. The indemnifying Party under Sections 13.2 or 13.3, as applicable, shall have the sole authority to settle any indemnified Claim without the consent of the other Party; provided, however, that an indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise (a) admit to liability on the part of the other Party; (b) agree to an injunction against the other Party; or (c) settle any matter in a manner that separately apportions fault to the other Party. The Parties further agree that as part of the settlement of any indemnified Claim, an indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the indemnified Parties.

13.6 Insurance.

(a) By Titan. Titan shall maintain, commencing as of the Effective Date and for a period of three (3) years after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies (including coverage for Product Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of *** per occurrence and in the aggregate. Such insurance shall insure against all liability arising out of Titan’s (i) manufacture, use, sale, distribution, or marketing of Products and Licensed Products in the Titan Territory and (ii) manufacture of Licensed Products in the Territory.

(b) By Braeburn. Braeburn shall maintain, commencing one hundred twenty (120) days after acceptance by the FDA of the Product NDA and for a period of three (3) years after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies (including coverage for Product Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of *** per occurrence and in the aggregate. Such insurance shall insure against all liability arising out of Braeburn’s manufacture, use, sale, distribution, or marketing of Products and Licensed Products in the Territory.

(c) Obligations. During the Agreement Term, each Party shall not permit such insurance to be reduced (other than by payment of Claims), expired or canceled without reasonable prior written notice, unless outside of the control of the Party, to the other Party. Upon request each Party shall provide Certificates of Insurance to the other Party evidencing the coverage specified herein. Except as expressly stated herein, a Party’s liability to the other is in no way limited to the extent of the Party’s insurance coverage.

14.	Supply of Product.

14.1 Transition Supply Services. The Parties acknowledge and agree that (i) Braeburn and Titan intend to obtain Compound, Product and Licensed Product for use in the Territory and the Titan Territory, respectively, through contractual arrangements with Third

*** This portion of the agreement has been intentionally omitted and has been filed separately with the U.S. Securities and Exchange Commission and confidential treatment of such portion has been requested pursuant to 5 U.S.C. §552(b)(4); 17 C.F.R. §200.80(6)(4).

Party Manufacturers, (ii) Titan has commenced discussions with, but not yet entered into Third Party Supply Agreements with any Third Party Manufacturers for commercial supply, and (iii) Titan Controls certain Know-How relating to the Product manufacturing process. Accordingly, subject to the terms and conditions of this Article 14, during the period beginning on the Effective Date and expiring on the six (6) month anniversary of the NDA Transfer Date (“Transition Services Period”), Braeburn shall retain Titan to provide, and Titan (or its designees) hereby agrees to provide to Braeburn, upon Braeburn’s request, from time to time, with, reasonably necessary and appropriate services, expertise, training and assistance relating to Processing Activities, including services associated with facilitating Braeburn’s contracting with and qualifying Third Party Manufacturers, and assisting in transferring to Braeburn technical information, regulatory information and other information and materials Controlled by Titan and reasonably necessary for Braeburn to assume Processing Activities, including reasonable time to consult with Titan’s technical personnel with respect to Processing Activities during normal business hours, as mutually agreed to upon reasonable notice (“Transition Supply Services”). During the Transition Services Period, the Parties shall use reasonable efforts to coordinate and cooperate with each other in negotiation and implementation of Third Party Supply Agreements with Third Party Manufacturers in their respective territories in order to take advantage of benefits that may be associated with volume discounts, economies of scale or similar provisions in connection with obligations that may be incurred by each Party under such Third Party Supply Agreements. Notwithstanding the foregoing, Titan shall not be required to hire additional personnel, engage additional Third-Party providers or procure additional equipment or technology to provide the Transition Supply Services, and Titan’s obligation to provide Transition Supply Services is subject to the continued availability of the personnel, subcontractors, equipment and technology used by Titan to provide similar services relating to manufacturing and supply activities immediately prior to the Effective Date.

14.2 Payments for Transition Supply Services. Braeburn shall pay and reimburse Titan for Titan’s Fully Burdened Cost associated with providing Transition Supply Services and reimburse the Product Procurement Costs incurred by Titan (including prior to the Effective Date) relating to the manufacturing, supply and/or inventory of any Compound, Product or Licensed Product that is held for the account of or delivered to Braeburn or Braeburn’s designee. In addition, upon expiration of the Transition Services Period, Braeburn shall have the option, in Braeburn’s sole discretion, to purchase from Titan all Compound, EVA or Product (including validation batches) held in inventory as of such date at any Third Party Manufacturer, warehouse or distributor at a price equal to Titan’s Product Procurement Cost. For clarity, in no event shall a charge based on the same inventory be required to be paid more than once. All payments for Transition Supply Services shall be due within thirty (30) days after Titan’s invoice is provided to Braeburn for the associated Transition Supply Services.

14.3 Performance Standards. Subject to Braeburn’s compliance with the terms and conditions of Section 5.4(b) in all material respects, Titan covenants and agrees that it shall use Commercially Reasonable Efforts to provide the Transition Supply Services specified in Article 14 of this Agreement (a) at substantially the same level of service, quantity, priority and quality in all material respects as performed or provided by Titan in the operation of its business immediately prior to the Effective Date and (b) in a time frame consistent in all material respects with Titan’s past practice.

15.	Dispute Resolution

15.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Agreement Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

15.2 Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If the Chief Executive Officers of the Parties cannot resolve the dispute within thirty (30) days after such notice is received, such dispute shall be resolved in accordance with the terms of Section 16.6 hereof.

15.3 Equitable Relief. Notwithstanding the foregoing provisions of this Article 15, either Party may bring an action for an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement. For the avoidance of any doubt, nothing in this Article 15 shall preclude, interfere with or modify either Party’s rights under Article 12 above with respect to the termination of this Agreement.

16.	Miscellaneous

16.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from a Force Majeure event or act, omission or delay in acting by the other Party. The affected Party shall notify the other Party of such Force Majeure circumstances as soon as reasonably practicable. Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Force Majeure Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

16.2 Assignment. This Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that:

(a) Titan may assign this Agreement to (i) an Affiliate of Titan or (ii) in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction (any of the foregoing, a “Corporate Transaction”), without such consent; provided, however, that in the event of a Corporate Transaction prior to the NDA Transfer Date, and subject to Braeburn’s compliance with the terms and conditions of Section 5.4(b) in all material respects, Titan shall use Commercially Reasonable Efforts to retain and continue the availability of the Key Employees or other personnel with experience and expertise in the pharmaceutical industry reasonably equivalent to that of the Key Employees as they relate to obtaining FDA Approval for the Initial Indication and preparing and submitting the Product NDA.

(b) Braeburn may assign this Agreement to (i) an Affiliate of Braeburn or (ii) in connection with a Corporate Transaction, without such consent; provided, however, that such consent shall be required in connection with the transfer or sale of all or substantially all of Braeburn’s assets relating to Product, except where such transfer or sale would constitute a transfer or sale of all or substantially all of Braeburn’s assets as a whole and would constitute a Corporate Transaction.

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment not in accordance with this Agreement shall be void.

16.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

16.4 Notices.

(a) Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement (but not including any notice required by this Agreement) shall be in writing and delivered by hand, sent by facsimile, or by overnight express mail (e.g., FedEx) to any one (1) member of the Development Committee appointed by the Party which is to receive such written communication, or any other way as the Development Committee deems appropriate.

(b) Extraordinary notices and communications (including notices of termination, Force Majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service (e.g., FedEx), postage prepaid, or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), or sent by prepaid certified or registered air mail, return receipt requested, to the following addresses of the parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

if to Titan to:

TITAN PHARMACEUTICALS, INC.

400 Oyster Point Blvd., Suite 505

South San Francisco, CA 94080-1921

Attention: Sunil Bhonsle

Fax No.: 650-244-4956

with a copy to:

Fran M. Stoller, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Fax No.: 212-214-0706

if to Braeburn to:

Braeburn Pharmaceuticals Sprl

c/o Apple Tree Partners

51 East 12th Street, 5th Flr.

New York, NY 10003

Attention: Seth Harrison, MD

Fax No.: (212) 254-0403

with a copy to:

Robert A. Cantone, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Fax No.: 212-969-2900

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

16.5 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at Law or in equity.

16.6 Applicable Law and Venue. This Agreement shall be governed by the Laws of the State of New York. All actions and proceedings arising out of or relating to this

Agreement shall be heard and determined in any New York State or federal court sitting in the City of New York, County of Manhattan, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding. The United Nations Convention On Contracts For The International Sale Of Goods shall not apply in any action, suit or proceeding arising out of or relating to this Agreement.

16.7 Entire Agreement. This Agreement, including the Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter of this Agreement. All express or implied agreements and understandings, either oral or written, made on or before the Effective Date, including any offering letters or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties.

16.8 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other Party, without the prior consent of such other Party.

16.9 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

16.10 Headings; References; Interpretation. The captions to the several Articles, Schedules or Sections of this Agreement are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles, Schedules or Sections of this Agreement. Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. Any reference in this Agreement to an Article, Schedule or Section shall, unless otherwise specifically provided, be to an Article, Schedule or Section of this Agreement. “Herein” means anywhere in this Agreement. “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

16.11 Counterparts. The Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by fax, by email in “portable document format” (“pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Sunil Bhonsle
Sunil Bhonsle President

BRAEBURN PHARAMACEUTICALS SPRL

By:	/s/ Seth L. Harrison
Seth L. Harrison Authorized Signatory